Exhibit 2.1
ASSET PURCHASE AGREEMENT
BY
AND
AMONG
KINGMAN HOSPITAL, INC., DBA KINGMAN REGIONAL
MEDICAL CENTER,
HUALAPAI MOUNTAIN MEDICAL CENTER, LLC
AND
MEDCATH INCORPORATED
Dated As of August 26, 2011

i

(continued)

(continued)

(continued)

(continued)

v

LIST OF SCHEDULES

Schedule 1.1A	Capital Lease Obligations
Schedule 1.1C	Furniture and Equipment
Schedule 1.1E	Real Property
Schedule 1.1F	Exceptions
Schedule 2.1(c)	Assumed Contracts
Schedule 2.1(f)	Assumed Prepaid Expenses
Schedule 2.2(d)	Excluded Assets
Schedule 2.2(e)	Excluded Claims Against Third Parties
Schedule 5.1	Incorporation, Qualification and Capacity
Schedule 5.2	Powers; Consents; Absence of Conflicts With Other Agreements; Etc.
Schedule 5.3	Affiliates and Minority Interests of HMMC
Schedule 5.4	Rights Regarding Purchased Assets
Schedule 5.6	Permits and Approvals
Schedule 5.7	Medicare Participation/Accreditation
Schedule 5.8	Regulatory Compliance
Schedule 5.9	Breach of Assumed Contracts
Schedule 5.10(b)	Notices of Violations
Schedule 5.10(c)	Leasehold or Subleasehold Estates
Schedule 5.12	Insurance
Schedule 5.13	Employee Benefit Plans
Schedule 5.14(a)	Employee Relations
Schedule 5.14(b)	Hospital Employees
Schedule 5.15	Litigation or Proceedings
Schedule 5.16	Tax Matters
Schedule 5.17	Environmental Matters; EHS Permits
Schedule 5.18	Certain Seller Changes
Schedule 10.3(e)	Accounting Employees
Schedule 11.1	Allocations
Schedule 11.11	Supplemental Reporting Endorsement
LIST OF EXHIBITS

Exhibit A	Special Warranty Deed
Exhibit B	FIRPTA Certificate
Exhibit C	Printed Instructions
Exhibit D	Limited Power of Attorney

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of August 26, 2011 (the “Effective Date”) by and among KINGMAN HOSPITAL, INC., an Arizona corporation, dba KINGMAN REGIONAL MEDICAL CENTER (“Buyer”), MEDCATH INCORPORATED, a North Carolina corporation (“MedCath”), and HUALAPAI MOUNTAIN MEDICAL CENTER, LLC , a Delaware limited liability company (“HMMC”) (collectively, MedCath and HMMC shall be the “Seller”).
W I T N E S S E T H:
WHEREAS, Seller owns and operates the Hualapai Mountain Medical Center located in Kingman, Arizona (the “Hospital”) and the Purchased Assets (as defined herein); and
WHEREAS, Seller has unilaterally decided to terminate operations at the Hospital because of significant operating losses incurred and its determination that the Hospital is not today economically sustainable as an inpatient hospital; and
WHEREAS, Seller desires to sell the Purchased Assets to Buyer, and to assign the Assumed Liabilities to Buyer, all as more fully set forth herein.
NOW, THEREFORE, for and in consideration of the premises, and the agreements, covenants, representations and warranties hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are forever acknowledged and confessed, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
1.1 Definitions. As used herein the terms below shall have the following meanings:
“Accrued PTO” has the meaning set forth in Section 2.4(i).
“Agency Receivables” has the meaning set forth in Section 2.2(f).
“Affiliate” means, as to the Person in question, any Person that directly or indirectly controls, is controlled by, or is under common control with, the Person in question and any successors or assigns of such Person; and the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through ownership of voting securities, by Contract or otherwise; provided that, with respect to HMMC, “Affiliate” shall not include direct or indirect equityholders, officers or directors of MedCath Corporation or MedCath and shall not include any equityholder of HMMC other than Manager and its Affiliates; and provided further that, with respect to Buyer, “Affiliate” shall not include officers or directors of Buyer.
“Agreement” means this Agreement, as amended or supplemented, together with all Exhibits and Schedules attached or delivered with respect hereto or expressly incorporated herein by reference.

“Applicable Rate” means the “prime rate” as quoted in the “Money Rates” section of The Wall Street Journal on the day of the Effective Time.
“Approval” means any approval, authorization, consent, notice, qualification or registration, or any extension, modification, amendment or waiver of any of the foregoing, of or from any Governmental Entity.
“Assumed Contracts” has the meaning set forth in Section 2.1(c).
“Assumed Liabilities” has the meaning set forth in Section 2.3.
“Buyer” has the meaning set forth in the Preamble hereto.
“Capital Lease Obligations” means, as of the date of determination, an amount equal to the aggregate amount outstanding under capital lease obligations of HMMC under capital leases (including the current portions thereof), in each case identified on Schedule 1.1A, in each case determined in accordance with GAAP. The amount of Capital Lease Obligations as of June 30, 2011 was $390,175, as set forth on Schedule 1.1A.
“CERCLA” has the meaning set forth in the definition of Environmental Laws.
“Change in Control Transaction” means (i) a transaction in which a Person is or becomes the beneficial owner, directly or indirectly, of securities of MedCath Corporation representing 50% or more of the total voting power represented by MedCath Corporation’s then outstanding voting securities; (ii) a merger or consolidation in which MedCath Corporation is a party and in which the equityholders of MedCath Corporation before such merger or consolidation do not retain, directly or indirectly, at a least majority of the beneficial interest in the voting equity interests of the Person that survives or results from such merger or consolidation; or (iii) a sale or disposition by MedCath Corporation or its Affiliates of all or substantially all of MedCath Corporation’s assets or those of its Affiliates existing as of the date hereof (excluding the Hospital) either to a single or multiple buyers thereof. Notwithstanding the foregoing, in no event shall the acquisition of voting securities by one or more Persons (even if such offering represents 50% or more of the total voting power represented by MedCath Corporation’s then outstanding voting securities) in a public offering constitute a Change in Control Transaction.
“Closing” has the meaning set forth in Section 3.1.
“Closing Date” has the meaning set forth in Section 3.1.
“COBRA” has the meaning set forth in Section 2.4(j).
“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
“Confidentiality Agreement” has the meaning set forth in Section 14.7.

“Contract” means any binding written or oral contract, commitment, instrument, lease (including the lease of real property), or other arrangement or agreement.
“Cost Reports” has the meaning set forth in Section 10.2.
“Development Agreement Documents” has the meaning set forth in Section 5.10(h).
“Development Agreement Parties” has the meaning set forth in Section 5.10(h).
“Deposit Amount” means an amount equal to fifteen million dollars ($15,000,000.00).
“Drop Dead Date” has the meaning set forth in Section 11.2(a)(ii).
“EEOC” means the Equal Employment Opportunity Commission and any state law equivalents.
“Effective Time” has the meaning set forth in Section 3.1.
“Encumbrance” means any claim, charge, easement, encumbrance, conditional sales agreement, right of first refusal, option, encroachment, security interest, mortgage, lien, pledge or restriction, whether imposed by Contract, Law, equity or otherwise.
“Environmental Condition” as to either party, means any event, circumstance or conditions related in any manner whatsoever to: (i) the current or past presence or Release of any Hazardous Materials in or into the environment; or (ii) the on-site or off-site treatment, storage, disposal or other handling of any Hazardous Material originating on or from the Real Property; or (iii) the placement of structures or Hazardous Materials into waters of the United States; or (iv) the presence of any Hazardous Materials in any building, structure or workplace or on any portion of the Real Property; or (v) any violation of Environmental Laws at or on any part of the Real Property, or arising from the activities of HMMC or any Affiliate of HMMC at the Hospital.
“Environmental Laws” means any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, guidelines, policies or requirements of any governmental authority (including common law) relating to pollution, the environment, emissions, discharges, releases, or threatened releases of pollutants, contaminants, chemicals, pesticides, or industrial, infectious, toxic or hazardous substances or wastes into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or otherwise relating to the processing, generation, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, infectious, toxic, or hazardous substances or wastes, including the Comprehensive Environmental Recovery, Compensation, and Liability Act, as amended, 42 U.S.C. § 9601, et seq. (“CERCLA”); the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq. (“RCRA”), the Clean Air Act, 42 U.S.C. § 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. §1251, et seq., the Occupational Safety and Health Act, 29 U.S.C. § 600, et seq. (“OSHA”), and any similar state or local Laws.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Controlled Group” means a group of Persons considered to be aggregated with each other pursuant to Section 414(b), (c), (m) or (o) of the Code.
“Escrow” or “Escrow Account” has the meaning set forth in Section 2.6(b).
“Escrow Agent” has the meaning set forth in Section 2.6(a).
“Excluded Assets” has the meaning set forth in Section 2.2.
“Excluded Contracts” has the meaning set forth in Section 2.2(b).
“Excluded Liabilities” has the meaning set forth in Section 2.4.
“Exhibits” means the exhibits to this Agreement.
“Final Capital Lease Obligations Calculation” means a calculation of the aggregate amount of the Capital Lease Obligations as of the Effective Time. The Final Capital Lease Obligations Calculation shall be prepared using the same methodologies and assumptions used in connection with the preparation of the determination of the Capital Lease Obligations set forth on Schedule 1.1A and in a manner consistent with GAAP and HMMC’s historical accounting policies.
“Final Cash Purchase Price” means an amount equal to (i) $31,000,000 minus (ii) the Final Capital Lease Obligations Calculation minus (iii) Seller’s share of all prorations in accordance with Section 2.8 minus (iv) the Improvement Lien Obligation.
“FIRPTA” means the Foreign Investment Real Property Tax Act of 1980, as amended, and the rules and regulations promulgated thereunder.
“Furniture and Equipment” means all equipment (including movable equipment), machinery, tenant improvements (regardless of whether they are accounted for on the books of HMMC), vehicles, furniture or furnishings that are held or used by HMMC in the business or operation of the Hospital (other than Excluded Assets), including all such equipment, machinery, tenant improvements, vehicles, furniture or furnishings that have been fully depreciated for accounting purposes. The Furniture and Equipment shall include without limitation the items listed on Schedule 1.1C.
“GAAP” means United States generally accepted accounting principles and practices as in effect from time to time applied consistently by HMMC throughout the periods involved.
“Government Programs” means the federal Medicare, all applicable state Medicaid and successor programs.
“Governmental Entity” means any government or any agency, bureau, board, directorate, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“Hazardous Materials” means any petroleum, petroleum products, fuel oil, derivatives of petroleum products or fuel oil, explosives, reactive materials, ignitable materials, corrosive materials, pollutants, contaminants, hazardous chemicals, hazardous wastes, hazardous substances, extremely hazardous substances, toxic substances, toxic chemicals, radioactive materials, asbestos-containing materials, black mold stachybotrys chartarum (toxic mold)-containing materials, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls and radon gas, medical waste, biomedical waste, infectious materials and any other element, compound, mixture, solution or substance which may pose a present or potential hazard to human health or safety or to the environment, and which is regulated by or subject to regulation or standards of liability under any Environmental Law.
“Hired Employee” has the meaning set forth in Section 10.3(b).
“HMMC Affiliate” means HMMC, the Manager and any Affiliate of HMMC. Without limiting the foregoing, HMMC Affiliate shall not include any physician or Affiliate of a physician that is or has been a direct or indirect member of HMMC.
“Hospital” has the meaning set forth in the recitals hereto.
“Hospital Employees” has the meaning set forth in Section 5.14(b).
“Improvement Lien Obligation” means the total existing and future payment obligations attributed to the Real Property with respect to the following: (i) Assessment No. 24-B1, Series No. 05-1, (ii) Assessment No. 24-B2, Series No. 05-1, (iii) Assessment No. 24-B4, Series No. 05-1, and (iv) Assessment No. 24-B3, Series No. 05-1 as shown on the Title Commitment.
“Intellectual Property” means HMMC’s common law rights, if any, in the name “Hualapai Mountain Medical Center”, any software embedded in any of the equipment that comprises any of the Purchased Assets, any software licensed to HMMC under any Assumed Contract, the domain name www.hmmcaz.com and, to the extent assignable, all telephone numbers and fax numbers used by the Hospital.
“Inventory” means all usable inventory, supplies, foodstuffs or other disposable items held or used in the business or operation of the Hospital.
“Law” means any constitutional provision, statute, ordinance or other law, rule, regulation or order of any Governmental Entity.
“Manager” means Hualapai Mountain Medical Center Management, LLC, a North Carolina limited liability company, and the manager of HMMC.

“Material Adverse Effect” shall mean any fact, circumstance, event, change, effect, condition or occurrence that, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on the (a) the condition of the tangible property included in the Purchased Assets, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated hereby or to perform its obligations under this Agreement, in each case other than an effect resulting from an Excluded Asset; provided, however, that any adverse effect arising out of, resulting from or attributable to any of the following shall not constitute or be deemed to contribute to a Material Adverse Effect, and otherwise shall not be taken into account in determining whether a Material Adverse Effect has occurred: (i) a fact, circumstance, event, change, effect or occurrence, or series of such items, to the extent affecting (A) global, national or regional economic, business, regulatory, market or political conditions or national or global financial markets, including changes in interest or exchange rates or (B) the healthcare industry generally, (ii) the negotiation, execution or the announcement of, or the performance of obligations under, this Agreement, the Schedules or the other documents contemplated by this Agreement or the consummation of the transactions contemplated hereby, (iii) any changes or any proposed changes in Law or GAAP or the enforcement or interpretation thereof, (iv) earthquakes, hurricanes, or other natural disasters or acts of God, (v) any hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions, (vi) any failure to meet internal or published projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period, (vii) the implementation of the Patient Protection and Affordable Care Act, or (viii) the business, operations, financial condition or results of operations of HMMC, except, with respect to clause (viii), to the extent operations of the business cause or result in damage to the condition of the tangible Purchased Assets.
“MedCath Corporation” means MedCath Corporation, a Delaware corporation.
“MedCath” or “MedCath Incorporated” means MedCath Incorporated, a North Carolina corporation.
“Medicaid” means Title XIX of the Social Security Act.
“Medicare” means Title XVIII of the Social Security Act.
“OSHA” has the meaning set forth in the definition of Environmental Laws.
“Permit” means any license or permit required to be issued by any Governmental Entity.
“Permitted Encumbrances” means (1) any lien for real property Taxes not yet due and payable, (2) liens securing the Capital Lease Obligations or the Assumed Liabilities, (3) any lease obligations of Seller as lessor or landlord under any Assumed Contract, (4) Encumbrances reflected on the Survey (other than those Schedule B Exceptions described below) that do not materially interfere with the use of the Real Property by Buyer as an in-patient and out-patient hospital facility, and (5) those Schedule B — Part Two exceptions set forth on that certain Title Commitment issued by First American Title Insurance Company as Order No. NCS-491901-PHX1 with an Effective Date of August 1, 2011 (collectively, the “Schedule B Exceptions”). Notwithstanding the foregoing, Permitted Encumbrances shall not include any mortgages or other monetary liens on the Real Property.
“Person” means an association, a corporation, a limited liability company, an individual, a partnership, a limited liability partnership, a trust or any other entity or organization, including a Governmental Entity.
“Plan(s)” has the meaning set forth in Section 5.13(a).

“Purchased Assets” has the meaning set forth in Section 2.1.
“RCRA” has the meaning set forth in the definition of Environmental Laws.
“Real Property” means all the real property described on Schedule 1.1E, together with (i) all leases and subleases therein (including without limitation all security deposits, if any, held by Seller in connection with any such leases or subleases), (ii) all improvements, buildings (including, but not limited to, any modular buildings) or fixtures located thereon or therein (including without limitation all claims and warranty rights, to the extent assignable, relating to such improvements, buildings or fixtures), (iii) all easements, rights of way, and other appurtenances thereto (including appurtenant rights in and to public streets), (iv) any entitlements, development rights, water rights and all rights in and to all permits, licenses, authorizations and approvals, including without limitation, conditional use permits, zoning variances, occupancy permits and similar approvals issued by any Governmental Entity with respect to such real property or any interest therein, (v) all claims and recorded or unrecorded interests therein, including any and all options to acquire such real property, (vi) any strips, gaps or gores, if any, between the real property and abutting property; (vii) all water, water rights, oil, gas or other mineral interests in, on, under or above the real property; (viii) all rights and interests to receive any condemnation awards from any condemnation proceeding pertaining to the real property; and (ix) all sewer rights, water courses, wells, ditches and flumes located on or appurtenant to the real property.
“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting emptying, escape, injunction, deposit, disposal, discharge, dispersal, dumping, leasing or migration of Hazardous Material in the indoor or outdoor environment, including through or in the air, soil, surface water, groundwater, or other subsurface media.
“Retirement Plans” has the meaning set forth in Section 5.13(g).
“Schedules” means the disclosure schedules to this Agreement.
“Schedule 1.1F Exceptions” means those Encumbrances listed on Schedule 1.1F.
“Seller” has the meaning set forth in the Preamble hereto.
“Senior Management” means individuals holding the following titles with respect to the Hospital: President, Interim Vice President of Clinical Services and Interim Chief Financial Officer.
“Survey” has the meaning set forth in Section 6.3.
“Survival Period” has the meaning set forth in Section 12.1.
“Taxes” means all federal, state, county and local income, franchise, margin, payroll, withholding, property, sales, use and all other taxes, penalties, interest and any other statutory additions.
“Title Commitment” has the meaning set forth in Section 9.8.

“Title Policy” has the meaning set forth in Section 9.8.
“TRICARE” means the Department of Defense’s managed healthcare program for active duty military, active duty service families, retirees and their families and other beneficiaries.
“Warn Act” shall have the meaning set forth in Section 10.3(b).
1.2 Interpretation. In this Agreement, unless the context otherwise requires:
(a) references to this Agreement are references to this Agreement and to the Exhibits and Schedules;
(b) references to Articles and Sections are references to articles and sections of this Agreement;
(c) references to any party to this Agreement shall include references to its respective successors and permitted assigns;
(d) references to a judgment shall include references to any order, writ, injunction, decree, determination or award of any court or tribunal or arbitrator in a binding arbitration;
(e) the terms “hereof,” “herein,” “hereby,” and derivative or similar words will refer to this entire Agreement;
(f) references to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced by the parties from time to time;
(g) unless the context requires otherwise, references to any Law are references to that Law in effect from time to time (except for the representations and warranties in which those references would also be to the date of this Agreement), and shall also refer to all rules and regulations promulgated thereunder;
(h) the word “including” (and all derivations thereof) shall mean including, without limitation;
(i) references to time are references to Mountain Standard or Daylight time (as in effect on the applicable day) unless otherwise specified herein;
(j) the gender of all words herein include the masculine, feminine and neuter, and the number of all words herein include the singular and plural;
(k) the terms “date hereof,” “date of this Agreement” and similar terms shall mean the date set forth in the opening paragraph of this Agreement; and
(l) the section headings and subheadings in this Agreement and the Schedules are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement or the express description of the Schedules.

1.3 Schedules. Buyer and Seller hereby acknowledge and agree as follows:
(a) the Schedules and any disclosures made in or by virtue of them are integral parts of this Agreement as if fully set forth in this Agreement and all statements appearing therein shall be deemed to be representations;
(b) the fact that any items of information are contained in the Schedules shall not be construed as an admission of liability under any applicable Law, or to mean that such information is required to be disclosed in or by this Agreement, or to mean that such information is material. Such information shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality” or any similar qualification in this Agreement. Nothing in the Schedules constitutes an admission of any liability or obligation of Seller to any third party, nor an admission against Buyer’s or Seller’s interest;
(c) items disclosed on one particular Schedule relating to one section of this Agreement are deemed to be constructively disclosed or listed on other Schedules relating to other sections of this Agreement to the extent it is reasonably apparent on the face of such other Schedules that such disclosure is applicable to such other Schedules; and
(d) the section headings and subheadings in the Schedules are for convenience of reference only and shall not be deemed to alter or affect the express description of the Schedules as set forth in this Agreement.
ARTICLE 2
SALE OF PURCHASED ASSETS AND CERTAIN RELATED MATTERS
2.1 Sale of Purchased Assets. At Closing, but effective as of the Effective Time, and subject to the terms and conditions of this Agreement, other than the Excluded Assets, each Seller, as applicable, shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase from the applicable Seller, all rights, title, and interest of such Seller in and to all assets of every description, and whether real, personal or mixed, tangible or intangible, owned or leased by such Seller and held or used in the business or operation of the Hospital or ownership of the Real Property, including the following items (collectively, the “Purchased Assets”):
(a) All Furniture and Equipment, including the Furniture and Equipment listed on Schedule 1.1C, and, to the extent assignable or transferable, all rights in all unexpired warranties of any manufacturer or vendor with respect thereto;
(b) Good and marketable title in fee simple absolute to the Real Property, and, to the extent permitted by law, any rights of either Seller against third parties under general warranty deeds related to any such Real Property, together with all plants, buildings, structures, improvements, construction in progress, appurtenances, covenants, easements, servitudes and fixtures situated thereon, forming a part thereof, or in any manner belonging to or pertaining to such interests of Seller;

(c) (i) All of the interest of HMMC and its Affiliates in all Contracts that are listed on Schedule 2.1(c), and (ii) all Contracts representing Capital Lease Obligations (collectively, the “Assumed Contracts”), but excluding the Excluded Contracts;
(d) All computer hardware and data processing equipment owned by HMMC or used primarily in the business or operation of the Hospital or the operation of the Purchased Assets owned by HMMC, and, to the extent assignable or transferable, all rights in all unexpired warranties of any manufacturer or vendor with respect thereto;
(e) All Inventory owned by HMMC as of the Effective Date;
(f) Assumable prepaid expenses of HMMC listed on Schedule 2.1(f), and any claims for refunds and rights to offset in respect thereof;
(g) All patient records held or used by HMMC or any HMMC Affiliates primarily or exclusively in the business or operation of the Hospital;
(h) All Intellectual Property, including HMMC’s common law rights, if any, in the name “Hualapai Mountain Medical Center”;
(i) All architectural drawings and plans, design specifications, operating manuals and similar material relating to the design, construction and operation of the improvements located on the Real Property; and
(j) Any insurance proceeds relating to the Purchased Assets to the extent provided in Section 11.8.
2.2 Excluded Assets. Notwithstanding anything to the contrary, Seller is not selling, and Buyer is not purchasing, the following assets which shall remain the property of Seller after the Effective Time (the “Excluded Assets”):
(a) All restricted and unrestricted cash and cash equivalents, including investments in marketable securities, certificates of deposit, bank accounts and promissory notes;
(b) All Contracts other than the Assumed Contracts (collectively, the “Excluded Contracts”), which Excluded Contracts shall include, without limitation, those residential leases disclosed on Schedule 5.10(c) attached hereto;
(c) The corporate record books, minute books, and corporate seals and all records of any kind that Seller is required by Law to retain in its own possession together with those records maintained by Seller with respect to its Affiliates;
(d) Such other property and assets, if any, specifically described on Schedule 2.2(d);

(e) Any claims or rights against third parties related to the Purchased Assets (including the Assumed Contracts), contractual or otherwise, accruing or arising prior to the Effective Time, including, without limitation, any claims or rights related to the litigation described on Schedule 2.2(e) attached hereto, except to the extent such claim or right would also relate to a period after the Effective Time, but only to the extent such right or claim relates to periods after the Effective Time;
(f) All rights to settlement and retroactive adjustments, if any, for open cost reporting periods ending prior to the Effective Time (whether open or closed) arising from or against the U.S. Government under the terms of the Medicare program or TRICARE and against any state under its Medicaid program and against any third-party payor programs that settle on a cost report basis (“Agency Receivables”);
(g) All rights of Seller under this Agreement or any agreement contemplated hereby;
(h) All (i) claims for refunds of Taxes and all other Tax assets for periods prior to the Effective Time, (ii) Federal and State income tax returns for periods prior to the Effective Time, and (iii) books and records created for the purpose of complying with Federal and State Tax Laws;
(i) Except for the Intellectual Property, all data processing equipment and software of Seller and other intellectual property utilized in connection with the provision of services by Affiliates of Seller;
(j) All accounts receivable of Seller, and all rights to payment, whether billed or unbilled, recorded or unrecorded, accrued and existing, whether or not written off, in connection with the operation of the Hospital;
(k) That portion of the names and symbols used in connection with the operation and marketing of the Hospital which is the name “MedCath” or any variants thereof, other than “Hualapai Mountain Medical Center”;
(l) Any proprietary information contained in (i) Seller’s employee or operation manuals or (ii) any films or videos used by Seller for operational or training purposes;
(m) All intercompany accounts of Seller and its Affiliates;
(n) All of Seller’s insurance proceeds arising in connection with the operation of the Hospital or the Purchased Assets prior to the Effective Time, except to the extent provided in Section 11.8;
(o) All assets used by Seller and its Affiliates in rendering corporate services to the Seller Affiliates or the Hospital that are located outside the Hospital;

(p) Any assets used or operated by MedCath Corporation or MedCath Incorporated on a company-wide or region-wide basis that are located outside of the Hospital;
(q) To the extent permitted by Sections 7.2 and 7.3 hereof, all assets disposed of or exhausted prior to the Effective Time, including Inventory and prepaid expenses;
(r) All provider numbers and related agreements related to any Government Programs and TRICARE; and
(s) All Permits and Approvals issued or granted by Governmental Entities which are held or used by the Seller Affiliates and relate to the ownership, development and business or operation of the Hospital or the Purchased Assets (including any pending Permits and Approvals related to any Purchased Assets).
2.3 Assumed Liabilities. At Closing, but effective as of the Effective Time, Buyer agrees to assume the future payment and performance of the following liabilities of Seller and its Affiliates (collectively, the “Assumed Liabilities”):
(a) all obligations and liabilities that arise or accrue on or after the Effective Time under the Assumed Contracts;
(b) the Capital Lease Obligations;
(c) subject to Section 2.8, ad valorem and personal property Taxes not yet due and payable for the calendar year in which the Closing occurs;
(d) the Permitted Encumbrances; and
(e) the Improvement Lien Obligation.
2.4 Excluded Liabilities. Except as expressly provided to the contrary in Section 2.3 with respect to Assumed Liabilities, Buyer is not obligated to pay or assume any liability of any type or nature, including the following, whether fixed or contingent, recorded or unrecorded, known or unknown (collectively, the “Excluded Liabilities”):
(a) current liabilities, accounts payable, long-term liabilities (including capital leases), and all indebtedness and obligations or guarantees of Seller, except to the extent included in the Final Capital Lease Obligations Calculation;
(b) any obligation or liability accruing or arising during the period prior to the Effective Time in connection with (i) any Assumed Contract, (ii) the operation of the Hospital, including all malpractice and general liability claims, whether or not same are pending, threatened, known or unknown prior to Closing, or (iii) any Governmental Programs or other third-party payor programs, including recoupment of previously paid or reimbursed amounts;

(c) any obligation or liability accruing, arising out of, or relating to any (i) Excluded Contract, (ii) any of Seller’s Plans (as defined in Section 5.13(a)), or (iii) any Excluded Asset;
(d) except to the extent included as an Assumed Liability, any federal, state or local Tax obligations of Seller and its Affiliates in respect of periods (or portions thereof) ending on or prior to Closing, including any income Tax, any franchise Tax, any Tax recapture and any sales and/or use Tax and any payroll or withholding Tax (other than any ad valorem and personal property Taxes) that are not prorated as of the Effective Time, and federal, state or local income Tax obligations or liabilities of Seller and its Affiliates resulting from the consummation of the transactions contemplated by this Agreement;
(e) any obligation or liability for claims by or on behalf of employees of Seller and its Affiliates relating to periods prior to the Effective Time, including liability for any pension, profit sharing, deferred compensation, or any other employee health and welfare benefit plans, liability for any EEOC claim and any discrimination or retaliation claim, wage and hour claim, unemployment compensation claim or workers’ compensation claim, and liability for all employee wages and benefits, including sick, vacation and holiday pay and Taxes or other liability related thereto in respect of employees of Seller and its Affiliates;
(f) any obligation or liability under the Environmental Laws for clean-up or remediation costs or expenses, or Losses for any Environmental Condition which existed or occurred prior to the Effective Time, except to the extent such obligation, liability or Environmental Condition is exacerbated after the Effective Time by Buyer, its Affiliates or their respective employees, representatives, vendors, contractors, lessees, licensees or agents;
(g) any obligation or liability accruing, arising out of, or relating to any federal, state or local investigations of, or claims or actions against, Seller or any of its Affiliates or any of their employees, medical staff, agents, vendors or representatives which existed or occurred prior to the Effective Time;
(h) any obligation or liability accruing, arising out of or relating to any violation of, or alleged violation of, or noncompliance with, or any alleged non-compliance with, any Law pertaining to the Purchased Assets, the Hospital or the operation thereof, which existed or occurred prior to the Effective Time with respect to the period prior to the Effective Time;
(i) obligations and liabilities as of the Effective Time in respect of accrued paid time off of Hired Employees (including employer FICA and any other estimated employer taxes thereon) (the “Accrued PTO”); and
(j) any obligation or liability to provide continued health and medical coverage to the extent required under Section 4980B of the Code and Sections 601 through 608 of ERISA (“COBRA”) to each current or former employee of the Hospital (and their spouses, dependents and beneficiaries).

Notwithstanding anything to the contrary herein, this Section 2.4 shall survive up to, on and after the Effective Time.
2.5 Purchase Price. Subject to the terms and conditions hereof, in reliance on the representations and warranties herein set forth and as consideration for the sale and purchase of the Purchased Assets set forth herein, in addition to assuming the Assumed Liabilities, Buyer shall tender to Seller an amount equal to the Final Cash Purchase Price.
2.6 Escrow.
(a) Escrow Instructions. This Agreement also constitutes joint escrow instructions of Buyer and Seller to First American Title Insurance Company, 2425 East Camelback Road, Suite 300, Phoenix, Arizona 85016 (Attention: Carol Peterson) (“Escrow Agent”), as to matters set forth herein pertaining to Escrow Agent. Buyer and Seller hereby agree to the terms of the printed escrow instructions attached hereto as Exhibit C (the “Printed Instructions”); provided, however, that in the event of a conflict between the terms of this Agreement and the terms of the Printed Instructions, the terms of this Agreement shall prevail.
(b) Action to be Taken by Buyer Upon Opening of Escrow. Contemporaneously with the full execution of this Agreement, Buyer and Seller shall open an escrow account (the “Escrow” or “Escrow Account”) with Escrow Agent, and Escrow Agent shall notify both parties of the date of Opening of Escrow (as hereinafter defined). As used herein, the term “Opening of Escrow” shall mean the date on which a fully executed copy of this Agreement, signed by both Buyer and Seller, has been delivered to and accepted by Escrow Agent, and that Buyer has delivered or caused to be delivered to the Escrow Agent the Deposit Amount, for deposit into the Escrow Account in accordance with the terms of the Printed Instructions. The Deposit Amount is a portion of the aggregate Final Cash Purchase Price payable to Seller. The Deposit Amount so deposited shall be applied by the Escrow Agent and released to Seller on the Closing Date in accordance with the terms and conditions of this Agreement and the Printed Instructions. Buyer shall be entitled to all earnings on the Deposit Amount.
(c) Action to be Taken at Closing by Escrow Agent. On or before the Closing Date, Buyer shall deposit by wire transfer into the Escrow Account an amount equal to (x) the Final Cash Purchase Price, minus (y) the Deposit Amount in immediately available federal funds. Upon Buyer’s and Seller’s compliance with the requirements of this Agreement (as applicable), Escrow Agent shall take all necessary action at the Closing to close the transaction with respect to the Purchased Assets, including, without limitation: (i) record the deed from each Seller for the portion of the Real Property owned by such Seller (together with the affidavit of value); (ii) disburse all funds in the Escrow Account in accordance with this Agreement and any settlement statement approved in writing by Buyer and Seller at Closing; and (iii) take such other actions as are reasonably necessary to comply with the obligations to be performed by Escrow Agent at Closing pursuant to this Agreement.

(d) Action to be Taken if this Agreement is Terminated or No Closing Occurs. If this Agreement is terminated pursuant to Section 11.2(a), or if the transactions contemplated by this Agreement otherwise fail to close, then Escrow Agent shall disburse all funds in the Escrow Account in accordance with Sections 11.2(c) and 11.2(d).
2.7 Final Cash Purchase Price. Not more than 5 business days before the Closing Date Seller shall deliver to Buyer (i) the Final Capital Lease Obligations Calculation and (ii) the calculation of Seller’s share of all prorations in accordance with Section 2.8, including the delivery of all back-up materials as may be reasonably requested by Buyer to support the calculations. Based upon such exchange of information, the parties shall determine, calculate and agree, in writing, upon the Final Cash Purchase Price.
2.8 Proration. To the extent feasible at the Closing, Buyer and Seller shall prorate as of the Effective Time, in accordance with their respective obligations herein, any costs or payments relating to the Purchased Assets that relate to periods both before and after the Effective Time which become due and payable after the Closing Date with respect to (i) the Assumed Contracts, (ii) ad valorem or similar Taxes, real property Taxes, assessments, duties, or fees, if any, on the Real Property, (iii) personal property Taxes on the Purchased Assets, and (iv) all utilities servicing the Hospital, including water, sewer, telephone, electricity and gas service. Any above-described obligations which are not known at least five (5) business days prior to the Closing Date shall be similarly apportioned, subject to the above, and paid by the responsible party as soon as practicable after the Closing. Seller shall be responsible for the payment in full of all taxes and assessments for all prior years before Closing occurs, and the foregoing (if any) shall be paid and released, at Seller’s expense (or by application of Seller’s closing proceeds) at or prior to Closing.
ARTICLE 3
CLOSING
3.1 Closing. Subject to the satisfaction or waiver by the appropriate party of all the conditions precedent to Closing specified in Articles 8 and 9, the consummation of the sale and purchase of the Purchased Assets and the other transactions contemplated by and described in this Agreement (the “Closing”) shall take place at the offices of the Escrow Agent, or by facsimile transmission and United States or overnight mail of the originally executed documents, on such date which shall be promptly following the satisfaction and/or waiver of the conditions set forth in Articles 8 and 9, or at such other date and/or at such other location as the parties hereto may mutually designate in writing (the “Closing Date”). The parties shall use commercially reasonable efforts to cause the conditions set forth in Articles 8 and 9 to be satisfied so that Closing will occur on or before September 30, 2011. For purposes of this Agreement, the term “Effective Time” shall be deemed to be effective as of 11:59 p.m. local Phoenix, Arizona time on September 30, 2011.

3.2 Actions of Buyer at Closing. At the Closing and unless otherwise waived in writing by Seller, Buyer shall deliver to Seller the following:
(a) On or before the Closing Date, Buyer shall deposit by wire transfer into the Escrow Account an amount equal to (x) the Final Cash Purchase Price, minus (y) the Deposit Amount in immediately available federal funds;
(b) One or more Assignments of Contracts and Assumption of Liabilities duly executed by Buyer, pursuant to which Buyer shall assume the future payment and performance of the Assumed Contracts and the Assumed Liabilities;
(c) Copies of resolutions duly adopted by the board of directors of Buyer, authorizing and approving Buyer’s performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein, certified as true and of full force and effect as of Closing, by the appropriate officers of Buyer;
(d) A certificate of Buyer certifying that the conditions set forth in Sections 8.1 and 8.3 have been satisfied;
(e) Certificates of incumbency for the respective officers of Buyer executing this Agreement and any other document contemplated herein dated as of the Closing Date;
(f) Certificates of existence and good standing of Buyer from its state of organization dated the most recent practical date prior to Closing; and
(g) Such other instruments and documents Seller reasonably deems necessary to effect the transactions contemplated hereby.
3.3 Actions of Seller at Closing. At the Closing and unless otherwise waived in writing by Buyer, the applicable Seller shall deliver to Buyer the following:
(a) Two (2) special warranty deeds, each duly executed by each applicable Seller as to the Real Property owned by such Seller, conveying good and marketable fee simple title to the portion of the Real Property owned by such Seller, subject only to the Permitted Exceptions (as such term is defined in the form attached hereto as Exhibit A) applicable to such Real Property, along with an affidavit of value duly executed by the applicable Seller, which deed shall be in substantially the same form as Exhibit A attached hereto, and which affidavit of value shall be in the form prescribed by Arizona Law;
(b) One or more assignments of lease, duly executed by Seller or one of its Affiliates, assigning to Buyer Seller’s interest as lessor under or sublessor under any Assumed Contracts that lease space to third parties;
(c) One or more Bills of Sale and Assignment, duly executed by HMMC transferring to Buyer valid title to all tangible assets which are a part of the Purchased Assets and valid title to all intangible assets which are a part of the Purchased Assets, free and clear of all Encumbrances other than the Assumed Liabilities and the Permitted Encumbrances;

(d) Subject to Section 11.6, Assignments of Contracts and Assumption of Liabilities duly executed by Seller assigning to Buyer Seller’s interest in any Assumed Contracts and copies of any third party consents (and, if applicable, estoppel certificates for real estate leases containing the statements prescribed under any such real estate lease) received by Seller in connection with such Assumed Contracts; provided, however, that obtaining a third party consent to the assignment of an Assumed Contract shall not be a condition to Closing;
(e) (i) Copies of resolutions duly adopted by HMMC and the Manager, authorizing and approving HMMC’s performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein, certified as true and in full force and effect as of Closing by an appropriate officer of the Manager, and (ii) copies of resolutions duly adopted by the board of directors of MedCath, authorizing and approving MedCath’s performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein, certified as true and in full force and effect as of Closing by an appropriate officer of MedCath;
(f) A certificate of Seller certifying that the conditions set forth in Section 9.1 and Section 9.3 have been satisfied;
(g) Certificates of incumbency for the respective officers of Seller, Manager and MedCath Corporation executing this Agreement and any other document contemplated herein dated as of the Closing Date;
(h) Certificates of existence and good standing of Seller and Manager from their respective states of organization dated the most recent practical date prior to Closing and, to the extent reasonably available during the time between the date of this Agreement and the Closing Date, state and local tax clearance certificates of Seller and Manager; provided, however, that obtaining such tax clearance certificates shall not be a condition to Closing;
(i) A FIRPTA certificate, executed by each Seller certifying such Seller’s U.S. taxpayer identification number and that Seller is not a foreign Person, within the meaning of Section 1445 of the Code in the form of Exhibit B attached hereto;
(j) A list of source or access codes to computers, alarms and security systems, and building systems, combinations to safe(s), and the locations and keys to buildings, facilities and/or safe deposit boxes, if any, to the extent included as part of the Purchased Assets;

(k) All the Purchased Assets and, with respect to the tangible Purchase Assets, such tangible Purchased Assets shall (i) include all of the tangible Purchased Assets that were present at the Hospital as of the date of Buyer’s inspection of the same and (ii) be in substantially the same working condition as such Purchased Assets were in as of the date of Buyer’s inspection of the same, subject, however, to normal wear and tear and any damages caused to such tangible Purchase Assets (excluding, however, damages caused by the intentional misconduct of Seller or any employee of Seller); and
(l) Such other instruments and documents as Buyer reasonably deems necessary to effect the transfer of the Purchased Assets.
3.4 Additional Acts. From time to time after Closing, Seller shall execute and deliver such other instruments of conveyance and transfer, and take such other actions as Buyer reasonably may request, to convey and transfer full right, title and interest to, vest in, and place Buyer in legal and actual possession of, any and all of the Purchased Assets. Seller shall also furnish Buyer with such information and documents in its possession or under its control, or which Seller can execute or cause to be executed, as will enable Buyer to prosecute any and all petitions, applications, claims and demands relating to or constituting a part of the Purchased Assets or the Assumed Liabilities.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER
As of the date hereof and as of the Closing Date (except to the extent any of the following speaks as of a specific date, such as the date hereof), Buyer represents and warrants to Seller the following:
4.1 Organization, Qualification and Capacity. Buyer is a corporation duly organized and validly existing in good standing under the Laws of the State of Arizona and is duly qualified and authorized to transact business in the State of Arizona. The execution and delivery by Buyer of this Agreement and the documents described herein, the performance by Buyer of its obligations under this Agreement and the documents described herein and the consummation by Buyer of the transactions contemplated by this Agreement and the documents described herein have been duly and validly authorized and approved by all necessary actions on the part of Buyer, none of which actions have been modified or rescinded and all of which actions remain in full force and effect.
4.2 Powers; Consents; Absence of Conflicts With Other Agreements, Etc. The execution, delivery and performance of this Agreement and the documents described herein by Buyer and the consummation by Buyer of the transactions contemplated by this Agreement and documents described herein, as applicable:
(a) are not in contravention or violation of the terms of the certificate of incorporation, limited partnership agreement, operating agreement or similar governing document of Buyer; and
(b) will not conflict in any material respect with, nor result in any material breach or contravention of, any material Contract to which Buyer is a party or by which Buyer is bound.

4.3 Binding Agreement. This Agreement and all documents to which Buyer or any of its Affiliates will become a party hereunder are and will constitute the valid and legally binding obligations of Buyer and/or such Affiliates and are and will be enforceable against it in accordance with the respective terms hereof or thereof, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other Laws affecting creditors’ rights generally and except as enforceability may be subject to general principles of equity.
4.4 Sufficient Resources. Buyer has access to sufficient financial resources, and at the Closing Buyer will possess sufficient funds, to permit Buyer to deliver the Final Cash Purchase Price in accordance with Section 2.6, subject to satisfaction of the conditions precedent to Buyer’s obligations to close the transactions contemplated by this Agreement.
4.5 Litigation. There is no claim, action, suit, proceeding or investigation pending or, to the knowledge of Buyer, threatened against or affecting Buyer that has or would reasonably be expected to have a material adverse effect on the ability of Buyer to perform this Agreement or any aspect of the transactions contemplated hereby.
4.6 Statements True and Correct. This Agreement and the Schedules prepared by Buyer do not include, as of the date hereof and as of the Closing Date, any untrue statement of a material fact or omit to state any material fact necessary to make the statements made in this Agreement with respect to Buyer not misleading.
4.7 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 4, BUYER MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND BUYER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER
As of the date hereof and as of the Closing Date (except to the extent any of the following speaks as of a specific date, such as the date hereof), Seller (and each of the parties comprising Seller) represents and warrants to Buyer the following:
5.1 Incorporation, Qualification and Capacity. HMMC is a limited liability company duly organized and in existence under the Laws of the State of Delaware and is duly qualified and authorized to transact business in Arizona. MedCath Incorporated is a corporation duly incorporated and in existence under the Laws of the State of North Carolina and is duly qualified and authorized to transact business in Arizona. The Manager is a limited liability company duly organized and validly existing in good standing under the laws of the State of North Carolina and is duly qualified and authorized to transact business in the State of Arizona. Each Seller is duly authorized, qualified to do business and in good standing under all applicable Laws of any Governmental Entity having jurisdiction over the business and operation of the Purchased Assets to own its properties and conduct its business in the place and manner now conducted. Except as set forth on Schedule 5.1, the execution and delivery by each Seller of this Agreement and the documents described herein, the performance by Seller of its obligations under this Agreement and the documents described herein and the consummation by Seller of the transactions contemplated by this Agreement and the documents described herein have been duly and validly authorized and approved by all necessary corporate actions on the part of Seller and corporate actions on the part of the Manager, none of which actions have been modified or rescinded and all of which actions remain in full force and effect.

5.2 Powers; Consents; Absence of Conflicts With Other Agreements, Etc. The execution, delivery and performance of this Agreement and the documents described herein by each Seller of the transactions contemplated by this Agreement and documents described herein, as applicable:
(a) are not in contravention or violation of the terms of the operating agreement of Seller;
(b) except as set forth on Schedule 5.2, do not require any material Approval or Permit of, or filing or registration with, or other action by, any Governmental Entity to be made or sought by Seller or any of its Affiliates;
(c) do not violate any Law to which the Seller is subject with respect to the Purchased Assets; and
(d) do not conflict with or result in a breach or violation of any material Contract to which Seller is a party or by which Seller is bound, except for conflicts, breaches or violations which would not reasonably be expected to constitute a Material Adverse Effect; provided, that no representation or warranty is made with respect to consents or approvals required to assign any of the Assumed Contracts.
5.3 Affiliates and Minority Interests. Schedule 5.3 sets forth a true and complete list of any subsidiaries of HMMC and any interest in another Person held by HMMC.
5.4 No Outstanding Rights. Except as set forth on Schedule 5.4, there are no outstanding rights (including any rights of first refusal or offer or rights of reverter), options, or Contracts made on Seller’s behalf giving any Person any current or future right to require Seller or any of its Affiliates or, following the Effective Time, Buyer, to sell or transfer to such Person or to any third party any of the Purchased Assets.
5.5 Binding Agreement. This Agreement and all documents to which Seller will become a party hereunder are and will constitute the valid and legally binding obligations of each Seller and are and will be enforceable against it in accordance with the respective terms hereof or thereof, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other Laws affecting creditors’ rights generally and except as enforceability may be subject to general principles of equity.
5.6 Permits and Approvals.
(a) Set forth on Schedule 5.6 is a true and complete description of all material Permits and Approvals currently issued or granted by a Governmental Entity and owned or held by or issued to Seller in connection with the operation of the Hospital or the Purchased Assets, and such material Permits and Approvals constitute all of the material Permits and Approvals necessary for the conduct of the business and operation of the Hospital as currently conducted and the use of the Purchased Assets by Seller, all of which are in full force and effect, except to the extent Seller has given notice to the applicable Governmental Entity issuing any such material Permits and Approvals concerning the wind-down of the Hospital’s operations and related cessation of services.

(b) Except as set forth on Schedule 5.6, the Hospital is in compliance in all material respects with all Permits and Approvals required by Law to be held by Seller. There is not now pending nor, to the knowledge of Seller, threatened in writing any action by or before any Governmental Entity to revoke, cancel, rescind, modify or refuse to renew any of such material Permits and Approvals, and all of such material Permits and Approvals are and shall be in good standing now and as of the Effective Time.
5.7 Medicare Participation/Accreditation.
(a) Except to the extent notice concerning the wind-down of the Hospital’s operations and related cessation of services and the related termination of the Hospital’s provider numbers has been given to the applicable Governmental Entity responsible for administration of any Government Program, the Hospital is a “provider” with valid and current provider agreements and with one or more provider numbers with the Government Programs and with TRICARE or its successor programs. Except to the extent notice concerning the wind-down of the Hospital’s operations and related cessation of services and the related termination of the Hospital’s provider numbers has been given to the applicable Governmental Entity responsible for administration of any Government Program and except as set forth on Schedule 5.7, the Hospital is in compliance with the conditions of participation for the Government Programs in all material respects and has received all Approvals or qualifications necessary for capital reimbursement on the Purchased Assets. Except as set forth on Schedule 5.7, there is not pending, nor to the knowledge of Seller threatened, any proceeding or investigation under the Government Programs involving HMMC, the Hospital or any of the Purchased Assets. The cost reports of HMMC and the Hospital for the Government Programs and for payment or reimbursement of any other Agency Receivables for the fiscal years through 2010, required to be filed on or before the date hereof have been properly filed and are complete and correct in all material respects. Except as disclosed on Schedule 5.7, HMMC is in material compliance with filing requirements with respect to cost reports of the Hospital. True and correct copies of all such reports for the most recent fiscal year of HMMC and the Hospital have been furnished to Buyer. Except as disclosed on Schedule 5.7 and except for claims, actions and appeals in the ordinary course of business, there are no material claims, actions or appeals pending before any commission, board or agency, including any fiscal intermediary or carrier, Governmental Entity or the Administrator of the Centers for Medicare & Medicaid Services, with respect to any Government Program cost reports or claims filed on behalf of HMMC with respect to the Hospital on or before the date of this Agreement, or any disallowances by any commission, board or agency in connection with any audit of such cost reports.
(b) Except as disclosed on Schedule 5.7, all billing practices of Seller with respect to the Hospital to all third party payors, including the Government Programs and private insurance companies, are in compliance with all applicable Laws, regulations and polices of such third party payors, except to the extent such failure to comply would not reasonably be expected to constitute a Material Adverse Effect.

(c) Seller has provided Buyer true and complete copies of the most recent Joint Commission accreditation survey report and deficiency list for the Hospital, if any, and each plan of correction, if any. Except to the extent notice concerning the wind-down of the Hospital’s operations and related cessation of services has been given by HMMC to the Joint Commission, HMMC is duly accredited with no contingencies by the Joint Commission. Except as disclosed on Schedule 5.7, there have been no events at the Hospital that constitute a “sentinel event” as defined by the Joint Commission or that constitute an immediate threat or jeopardy to patient health or safety. With respect to the Hospital, Seller has previously delivered to Buyer, a true and complete copy of the most recent Statement and Deficiencies and Plan of Correction received from the U.S. Department of Health and Human Services, Centers for Medicare & Medicaid Services; the most recent state licensing report and list of deficiencies, if any; the most recent fire marshal’s survey and deficiency list, if any, and the corresponding plans of correction or other responses.
(d) Neither HMMC nor any of its Affiliates nor to the knowledge of Seller, any partner, member, director, officer or employee of HMMC nor any of its Affiliates, nor any agent acting on behalf of or for the benefit of any of the foregoing, has directly or indirectly in connection with the Hospital: (i) offered or paid any remuneration, in cash or in kind, to, or made any financial arrangements with, any past, present or potential customers, past or present suppliers, patients, medical staff members, contractors or third party payors of HMMC or the Hospital in order to obtain business or payments from such Persons except as permitted under applicable Law; or (ii) given or agreed to give, or is aware that there has been made or that there is any agreement to make, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any customer or potential customer, supplier or potential supplier, contractor, third party payor or any other Person other than in connection with promotional or entertainment activities in the ordinary course of business and is otherwise permitted by applicable Law.
5.8 Regulatory Compliance. Except as set forth on Schedule 5.8, HMMC is in compliance in all material respects with all applicable statutes, rules, regulations and requirements of Governmental Entities having jurisdiction over the Hospital and the Purchased Assets and the business operation of the Hospital and the Purchased Assets. HMMC has timely filed all forms, applications, reports, statements, data and other information required to be filed with Governmental Entities. To Seller’s knowledge and except as set forth on Schedule 5.8, no action or proceeding alleging or based upon a violation of any Law (i) is currently pending, or (ii) if not currently pending and determined adverse to HMMC, could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect. To Seller’s knowledge, HMMC has not been threatened by any Person with any action or proceeding alleging or based upon a violation of any Law. Neither HMMC nor Manager, nor any of their Affiliates are parties to or otherwise bound by (i) a corporate integrity agreement with the Office of Inspector General of the United States Department of Health and Human Services or written agreement with such Governmental Entity to establish or maintain a corporate integrity program applicable to the Hospital or the Purchased Assets, or (ii) a settlement or other agreement with any other Governmental Entity that imposes continuing obligations on the Hospital or the Purchased Assets or contains obligations that have not been fully discharged.

5.9 Assumed Contracts.
(a) Each Assumed Contract (i) is a lawful, valid and legally binding obligation of the Seller or the applicable Affiliate of Seller, and is in full force and effect (or constitutes a month-to-month Contract under which goods or services are being provided after the expiration of its original term), and Seller or the applicable Affiliate of Seller has duly performed in all material respects its obligations under each Assumed Contract to which it is a party to the extent that such obligations to perform have accrued, and (ii) except for any breaches resulting from the failure to obtain the consent of the counterparty thereto to the assignment of same to Buyer, no material breach or default, alleged material breach or default, or event which would (with the passage of time, notice or both) constitute a material breach or default under any Assumed Contract by Seller or the applicable Affiliate of Seller or, to the knowledge of Seller, and except as set forth on Schedule 5.9, any other party or obligor with respect thereto, has occurred, except to the extent said breach or default would not reasonably constitute a Material Adverse Effect. Seller has made available or delivered to Buyer true and correct copies of all Assumed Contracts, including all amendments and supplements thereto.
(b) To Seller’s knowledge, Seller has performed all material obligations relating to the Purchased Assets, and is not in breach or default, nor do any circumstances exist which with or without notice or lapse of time, or both, would result in breach or default, nor is there any claim of such breach or default with respect to any obligation to be performed, under any Assumed Contract, which breach or default or its consequences could reasonably be expected to have a Material Adverse Effect on the Purchased Assets.
5.10 Encumbrances; Real Property.
(a) Permitted Encumbrances.
(i) There are no Encumbrances (other than Permitted Encumbrances) on the Real Property. Each Seller owns its respective portion of the Real Property as set forth on the Title Commitment and will convey its fee simple interest in its respective portion of the Real Property and all buildings and improvements, if any, located thereon to Buyer subject only to the Permitted Encumbrances applicable to such portion of the Real Property, provided, however, that for purposes of the foregoing representations and warranties only, Seller makes no representation or warranty with respect to the existence of those matters shown on Schedule 1.1F but not also shown as Schedule B Exceptions.

(ii) Each Seller agrees that title to its respective portion of the Real Property shall not be altered between the date of this Agreement and the Closing. Unless Seller obtains Buyer’s prior written consent (which consent may be withheld or given in Buyer’s sole discretion), each Seller shall not place or permit to be placed against its respective portion of the Real Property (or any portion thereof) any additional liens, encumbrances, easements or other matters during the term of this Agreement. Notwithstanding any contrary provision of this Agreement, in the event of a breach by Seller of the terms of this Section 5.10, Buyer shall have in addition to any rights and remedies provided elsewhere in this Agreement, the additional right (but not the obligation) to specifically enforce this covenant against the applicable Seller and to cause such additional lien, encumbrance, easement or other matter to be abandoned, extinguished or otherwise removed from the title to the Real Property (at Seller’s sole cost and expense, and with such cost and expense to be deducted from the Final Purchase Price payable by Buyer at the Closing).
(b) (i) All buildings and improvements located on the Real Property conform in all material respects with all applicable zoning regulations, building codes and restrictions, public health, platting, subdivision and other similar Laws and regulations, and, except as described on Schedule 5.10(b), Seller has not received written notice (or, to Seller’s actual knowledge, any unwritten notice) of any material outstanding violation of any applicable ordinance or other Law, order, regulation or requirement, nor has Seller received notice of any pending or threatened condemnation, lien, assessment or the like, relating to any part of the Real Property or the operation thereof, nor has Seller received any written notification from any Governmental Entity having jurisdiction over the Real Property requiring any material work to be done on or affecting the Real Property; (ii) to the knowledge of Seller, all of the Real Property is serviced by all necessary utilities, including water, sewage, gas, cable, electricity and telephone, and Seller is not aware of any inadequacies with respect to such utilities; (iii) to the knowledge of Seller, none of the buildings or improvements on the Real Property is located in a flood hazard area; (iv) to the knowledge of Seller, all of the buildings and improvements located on the Real Property are fully accessible by public roads and no fact or condition exists that would result in the termination of the current access to or from any building or improvement to any presently existing highways and roads adjoining or situated on the Real Property; and (v) to the knowledge of Seller, each building or improvement on the Real Property has direct access to a public street adjoining the Real Property.
(c) Except as set forth on Schedule 5.10(c), no real property used in the business or operation of the Hospital is subject to a leasehold or subleasehold estate (in which Seller is the tenant or subtenant).
(d) The Real Property comprises all of the real property owned or leased by Seller that is associated with or employed in the operation of the Hospital.
(e) Except for those tenants in possession of the Real Property under the Assumed Contracts, no Person other than Seller possesses, or claims possession of, adverse or not, any Real Property, whether as lessee, tenant at sufferance, trespasser or otherwise; and other than this Agreement, there are no contracts or agreements relating to the sale, exchange, transfer or development of the Real Property or any part thereof.

There are no encroachments by Seller on the property of others or, to the knowledge of Seller, by others on the Real Property.
(f) Seller has not received any information that any defect or condition of the Real Property or soil exists that may materially adversely affect the ownership, use and/or development of the Real Property.
(g) The Real Property is encumbered by that certain Declaration of Easements, Covenants, Conditions and Restrictions dated July 17, 2007 and recorded on July 19, 2007 in Book 6887, Page 808 (Fee No. 2007-064791), Official Records of Mohave County, Arizona, as amended by that First Amendment to Declaration of Easements, Covenants, Conditions and Restrictions dated November 19, 2007 and recorded on November 20, 2007 in Book 7028, Page 559 (Fee No. 2007-098445), Official Records of Mohave County, Arizona (collectively, the “CCRs”). To the knowledge of Seller, (a) there are no defaults under the CCRs, (b) the CCRs have not been further assigned, modified or amended by either Seller, and (c) the CCRs are in full force and effect.
(h) The Real Property is encumbered by that certain Memorandum of Development Agreement dated July 18, 2007 and recorded on July 19, 2007 in Book 6887, Page 837 (Fee No. 2007-064792), Official Records of Mohave County, Arizona, as amended by that Amendment to Memorandum of Development Agreement dated November 19, 2007 and recorded on November 20, 2007 in Book 7028, Page 577 (Fee No. 2007-098446), Official Records of Mohave County, Arizona, and as modified by that Partial Assignment and Assumption of Development Agreement dated February 18, 2010 and recorded on February 19, 2010 in Fee No. 2010-009577, Official Records of Mohave County, Arizona (collectively, and together with the Development Agreement and Amendment to Development Agreement disclosed thereby, the “Development Agreement Documents”). To the knowledge of Seller, as of the date of this Agreement, (a) Seller has not received written notice from (i) Vanderbilt Farms, L.L.C., an Arizona limited liability company; (ii) ABCDW, L.L.C., f/k/a BADC, L.L.C., an Arizona limited liability company; or (iii) Kingman, LLC, an Arizona limited liability company (the “Development Agreement Parties”) alleging that there are any defaults of Seller under the Development Agreement Documents, (b) the Development Agreement Documents have not been further assigned, modified or amended by either Seller, (c) all obligations and duties required to be performed by Seller under the Development Agreement Documents have been performed, and (d) all costs and expenses owed by Seller under the Development Agreement Documents have been paid in full, and there are no further amounts to be paid by Seller.

5.11 Personal Property. Except for any Purchased Assets that are leased by HMMC, HMMC presently owns and will hold as of immediately prior to the Effective Time good and marketable title to all tangible personal property assets and valid title to all intangible assets included in the Purchased Assets free and clear of all Encumbrances, except Permitted Encumbrances and rights of owners under Assumed Contracts. All medical and leased equipment included within the Purchased Assets has been maintained in all material respects in accordance with the Hospital’s maintenance logs which are current and accurate in all material respects and which have been made available or delivered to Buyer. All Furniture and Equipment included in the Purchased Assets that were located at the Hospital as of January 1, 2011 remain at the Hospital as of the Effective Date, except for such Furniture and Equipment that has been sold, assigned or otherwise transferred since January 1, 2011 in the ordinary course of business or that does not have a book value in excess of $10,000. Notwithstanding anything to the contrary herein, HMMC presently has and will hold as of immediately prior to the Effective Time good and marketable leasehold title to all leased tangible personal property assets and valid leasehold title to all leased intangible assets included in the Purchased Assets free and clear of all Encumbrances, except Permitted Encumbrances and rights of owners under Assumed Contracts.
5.12 Insurance. Schedule 5.12 sets forth a true and complete list of all insurance policies or self insurance funds maintained by Seller as of the date of this Agreement that materially cover the ownership and operation of the Purchased Assets or the Hospital, indicating the types of insurance, policy numbers, terms, identity of insurers and amounts and coverages (including applicable deductibles). All of such policies are now and will be until the Effective Time in full force and effect on an occurrence basis (with the exception of the Seller’s professional liability insurance which is in full force and effect on a claims-made basis) with no premium arrearages, provided that Seller may modify and terminate such insurance to the extent Seller reasonably determines to be appropriate in connection with the wind-down of the Hospital’s operations and related cessation of services; provided, however, until the Effective Time, Seller shall not modify or terminate, and shall maintain in full force and effect, all casualty insurance policies covering the tangible Purchased Assets. Such policies of insurance shall not be assigned to Buyer as part of the Purchased Assets and Buyer acknowledges that all of the coverages listed on Schedule 5.12 with respect to the Purchased Assets will cease as of the Effective Time.
5.13 Employee Benefit Plans.
(a) Schedule 5.13 contains a true and complete list of all the following agreements, plans or other Contracts, covering any employee of the Hospital, which are presently in effect: (i) employee benefit plans within the meaning of Section 3(3) of ERISA, and (ii) any other employee benefit plan, program, policy, or arrangement, whether written or unwritten, formal or informal, which Seller currently sponsors, or to which Seller has any outstanding present or future obligations to contribute or other liability, whether voluntary, contingent or otherwise (each individually a “Plan” and collectively, the “Plans”). None of the Plans provide any post-employment medical or similar benefits except to the extent required by applicable Law. With respect to each Plan, the Seller has provided or made available to the Buyer a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and other material written communications (or a description of any material oral communications) by Seller concerning the extent of the benefits provided under a Plan; and (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements, and (C) actuarial valuation report.

(b) The Purchased Assets are not, and Seller does not reasonably expect them to become, subject to an Encumbrance imposed under the Code or under Title I or Title IV of ERISA including liens arising by virtue of Seller being a member of an ERISA Controlled Group.
(c) Neither Seller nor any member of Seller’s ERISA Controlled Group has sponsored, contributed to or had an “obligation to contribute” (as defined in ERISA Section 4212) to a “multiemployer plan” (as defined in ERISA Section 4001(a)(3) or 3(37)(A)) on or after September 26, 1980, on behalf of any employees of the Hospital.
(d) Neither Seller nor any member of Seller’s ERISA Controlled Group has at any time sponsored or contributed to a “single employer plan” (as defined in ERISA Section 4001(a)(14)) to which at least two or more of the “contributing sponsors” (as defined in ERISA Section 4001(a)(13)) are not members of the same ERISA Controlled Group.
(e) Each Plan has been established and administered in all material respects in accordance with its terms, and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws, rules and regulations. Except as set forth on Schedule 5.13, there are no material actions, audits or claims pending or, to Seller’s knowledge, threatened against Seller with respect to Seller’s maintenance of the Plans, other than routine claims for benefits. No non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived)) has occurred with respect to any Plan.
(f) Seller and each member of Seller’s ERISA Controlled Group have complied in all material respects with the continuation coverage requirements of Section 1001 of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, ERISA Sections 601 through 608 and Section 5000 of the Code.
(g) All of Seller’s Plans that are intended to satisfy Section 401(a) of the Code (“Retirement Plans”) from which assets may be involved in a “direct rollover” (as defined in Section 401(a)(31) of the Code) to an employee benefit plan maintained by Buyer have obtained a favorable determination letter or opinion letter and have complied in all material respects with the requirements of Section 401(a) of the Code. Seller has not incurred any material current or projected liability in respect of postemployment or post-retirement health, medical or life insurance benefits for current, former or retired employees of HMMC, except as legally required under ERISA Sections 601 through 608 or any other applicable Law.
(h) Except as set forth on Schedule 5.13, no Plan exists that, as a result of the execution of this Agreement), could result in (i) severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement; (ii) accelerate the time of payment or vesting or result in any payment or funding (though a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, the Plan; or (iii) result in payments which would not be deductible under Section 280G of the Code.

(i) Each Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A of the Code) has been operated and administered in compliance in all material respects with Section 409A of the Code; and no compensation shall be includable in the gross income of any current or former employee, officer, director or consultant of HMMC or any Affiliate as a result of the operation of Section 409A of the Code with respect to any applicable arrangements or agreements in effect prior to the Effective Time. Seller does not have any actual or potential material liability with respect to any Plan subject to Code Section 409A, including, but not limited, any obligation to make any gross-up, make-whole, or additional payment with respect to taxes, interest, or penalties imposed under Section 409A of the Code.
5.14 Hospital Employees and Employee Relations.
(a) Except as set forth on Schedule 5.14(a), (i) there is no pending or, to Seller’s knowledge, threatened employee strike, work stoppage or labor dispute, (ii) to Seller’s knowledge, no union representation exists or is contemplated with respect to any Hospital Employees, no written demand (or unwritten demand from a union) has been made for recognition by a labor organization by or with respect to any Hospital Employees, no union organizing activities by or with respect to any Hospital Employees are taking place, and none of the Hospital Employees is represented by any labor union or organization, (iii) no collective bargaining agreement exists or is currently being negotiated by Seller or any Seller Affiliate, (iv) there is no unfair labor practice claim against Seller or any Seller Affiliate before the National Labor Relations Board, or any strike, dispute, slowdown, or stoppage pending or, to Seller’s knowledge, threatened against or involving the Hospital, (v) Seller is in compliance in all material respects with all Laws and Contracts respecting employment and employment practices, labor relations, terms and conditions of employment, and wages and hours, (vi) neither Seller nor any Seller Affiliate is engaged in any unfair labor practices, (vii) there are no pending or, to Seller’s knowledge, threatened complaints or charges of a material nature before any Governmental Entity regarding employment discrimination, safety or other employment-related charges or complaints, wage and hour claims, unemployment compensation claims, workers’ compensation claims or the like, and (viii) except as otherwise provided in this Agreement, neither Buyer nor any Buyer Affiliate will be subject to any claim or liability for severance pay as a result of the consummation of the transactions contemplated by this Agreement through the Effective Time.
(b) Schedule 5.14(b) sets forth a list of all of the employees of Seller and each other Seller Affiliate who works primarily or exclusively for the benefit of the business conducted at the Hospital (the “Hospital Employees”) as of the date of such Schedule and the following information for each Hospital Employee: current salary or wage rate, Accrued PTO, periods of service, date of hire, department and job title or other summary of the responsibilities as well as an indication as to whether such Hospital Employee is part-time or full-time; provided, that salary and wage rate information may be excluded from Schedule 5.14(b) so long as Seller delivers a true and correct schedule of such salary and wage rate information to Buyer concurrently with the delivery of Schedule 5.14(b) to Buyer. Except as set forth in Schedule 5.14(b), as of the date hereof, all wages and remuneration of any kind, including without limitation all commissions and bonuses, payable to Hospital Employees, consultants, or contractors of HMMC for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Seller with respect to any unpaid wages and remuneration of any kind, including without limitation commissions, bonuses or increases in compensation.

(c) All necessary visa or work authorization petitions have been properly filed on behalf of any employees requiring a visa stamp, I-9 status document, employment authorization document or other immigration document to legally work in the United States, and all paperwork retention requirements with respect to such applications and petitions have been met in all material respects. To Seller’s knowledge, no employee has ever worked without employment authorization from the Department of Homeland Security or any other Government Entity that must authorize such employment and Seller has complied in all material respects with applicable immigration laws with respect to the employment of foreign nationals. Seller has properly completed I-9 forms for all employees hired since the effective date of the Immigration Reform and Control Act of 1986 and has lawfully retained and re-verified all such I-9 forms. There are no actions or proceedings of a material nature pending or, to Seller’s knowledge, threatened against Seller relating to Seller’s compliance with local, state or federal immigration regulations, including compliance with immigration laws. Seller has not received any letters from the Social Security Administration regarding the failure of an employee’s social security number to match his or her name in the Social Security Administration database and Seller has not received any letters or other correspondence from the Department of Homeland Security or other Governmental Entity regarding the employment authorization of any employees of Seller.
5.15 Litigation or Proceedings.
(a) Schedule 5.15 contains an accurate list and summary description of all litigation and proceedings which are currently pending with respect to the Purchased Assets or the Hospital. Except to the extent set forth on Schedule 5.15, there are no material claims, actions, suits, audits, compliance reports or information requests, proceedings or investigations pending, or to the knowledge of Seller, threatened against or affecting the Purchased Assets.
(b) Other than as set forth on Schedule 5.15, neither Seller nor any other Seller Affiliate is subject to any outstanding judgment, order or decree with respect to the Purchased Assets.
(c) There is no claim, action, suit, proceeding or investigation pending or, to the knowledge of Seller, threatened against or affecting Seller that has or would reasonably be expected to have a Material Adverse Effect on Seller’s ability to perform this Agreement or any aspect of the transactions contemplated hereby.

5.16 Tax Matters. Except as set forth on Schedule 5.16:
(a) All Tax returns, including income Tax returns, sales Tax returns, employee payroll Tax returns, employee unemployment Tax returns and franchise Tax returns, for periods prior to the Effective Time which are required have been filed by HMMC (collectively “Returns”) have been filed within the time (including any valid extensions thereof) and in the manner provided by Law, and all Returns will accurately reflect the Tax liabilities of HMMC in all material respects, and all amounts shown due from HMMC on such Tax returns have been paid on a timely basis.
(b) All transfer Taxes which have become due with respect to the Purchased Assets have been timely paid.
(c) There are no Tax liens on any of the Purchased Assets other than liens for Taxes not yet due and payable.
(d) Proper and materially accurate amounts have been withheld by Seller for all periods prior to the Effective Time in compliance in all material respects with the payroll Tax and other withholding provisions of all applicable Laws, and all of such amounts have been duly and validly remitted to the proper taxing authority.
(e) No notice of a claim or pending investigation has been received, or to the knowledge of Seller, has been threatened, by any state, local or other jurisdiction in which HMMC does not currently file Tax returns, alleging that HMMC has a duty to file Tax returns and pay Taxes or is otherwise subject to the taxing authority of such jurisdiction, nor has HMMC received any notice or questionnaire from such jurisdiction which suggests or asserts that HMMC may have a duty to file such returns and pay such Taxes, or otherwise is subject to the taxing authority of such jurisdiction.
5.17 Environmental Matters. Except as set forth on Schedule 5.17:
(a) Each Seller is and for the past five years has been in material compliance with, and the Real Property, the Purchased Assets and all improvements on the Real Property are and have been for the past five years in material compliance with, all Environmental Laws.
(b) Seller has obtained or has taken appropriate steps, as required by Environmental Laws, to obtain all environmental, health and safety permits, consents, licenses and other authorizations necessary for the operation of HMMC’s business and the Hospital, the Purchased Assets and each Seller’s ownership and/or operation of the Real Property owned by such Seller (collectively, “EHS Permits”), all EHS Permits are in good standing, and the Seller is currently and has at all times been in material compliance with all terms and conditions of its applicable EHS Permits. A list of such material EHS Permits is set forth on Schedule 5.17.
(c) Seller has caused no conditions that could reasonably be expected to result in any material liability under any Environmental Law with respect to the Hospital or the Real Property, nor is Seller responsible for any liability of any other Person under any Environmental Law with respect to the Hospital or the Real Property.

(d) There are no pending or, to the knowledge of Seller, threatened actions, suits, orders, claims, legal proceedings or other proceedings based on, and Seller has not received any formal or informal written notice of, any complaint, order, directive, citation, notice of responsibility, notice of potential responsibility, or information request from any Governmental Entity or any other Person, nor does Seller know of any fact(s) which would reasonably be expected to form the basis for any such actions or notices, arising out of or attributable to any material Environmental Condition related to HMMC, the Real Property or the Hospital.
(e) The Seller has operated, and, to the knowledge of Seller, the Real Property contains, no underground improvements, including treatment or storage tanks, or aboveground storage tanks, or piping associated with any such tanks, used currently or in the past for the management of Hazardous Materials, and Seller has not used any portion of the Real Property as a dump or landfill.
(f) There are not now and there have not been Hazardous Materials used, generated or stored by Seller in the conduct of HMMC’s business or on the Real Property or at the Hospital except in compliance in all material respects with Environmental Laws. Seller has not, and to the knowledge of Seller, no other person has, caused or permitted any Release of Hazardous Materials at the Hospital or the Real Property requiring any reporting, investigation, response, removal or remedial action pursuant to any applicable Environmental Law, including, without limitation, into or upon the soil, surface water or groundwater; and, to the knowledge of Seller, there is not located on the Real Property or at the Hospital any polychlorinated biphenyls (“PCBs”), asbestos, or lead-based paint.
(g) No Encumbrance in favor of any Person relating to or in connection with any claim under any Environmental Law has been filed or has attached to the Real Property, other than Permitted Encumbrances, provided, however, that for purposes of the foregoing representations and warranties only, Seller makes no representation or warranty with respect to the existence of those matters shown on Schedule 1.1F but not also shown as Schedule B Exceptions.
(h) Seller has received no written notice that it is or may be held liable pursuant to Environmental Laws on account of any Environmental Condition at any other facility to which Seller or anyone else sent or transported, direct or indirectly, Hazardous Materials relating to or resulting from HMMC, the Hospital or the operation or use of the Purchased Assets.
(i) Neither this Agreement nor the consummation of the transactions that are the subject of this Agreement will result in any obligations for site investigation or cleanup, or notice or Consent to or of government agencies or third parties, pursuant to any of the so called “transaction triggered” or “responsible property transfer” Environmental laws or any other Environmental Law.

(j) Seller has delivered or made available to Buyer copies of all environmental audits, investigations, reports, permits, registrations and other material environmental documents that are in the possession or control of Seller, any related entities, and their respective environmental consultants or attorneys, affecting or relating to HMMC, the Real Property, the Hospital, or the Purchased Assets.
The representations set forth in this Section 5.17 are the sole representations of Seller with respect to environmental matters, Environmental Conditions, Hazardous Materials and compliance with Environmental Law.
5.18 Absence of Changes. Except as set forth in Schedule 5.18, between January 1, 2011 and the date hereof, there has not been any transaction or occurrence in which Seller or any Seller Affiliate, in connection with the Hospital and Purchased Assets, has:
(a) suffered any material damage, destruction or loss with respect to or affecting any of the Purchased Assets;
(b) disposed of or permitted to lapse any material right to the use of any Intellectual Property;
(c) sold, transferred or otherwise disposed of any of the Purchased Assets, except in the ordinary course of business and only with comparable replacement thereto to the extent such was the type of asset that HMMC would have normally replaced in the ordinary course of business based upon its past practices;
(d) agreed, so as to legally bind Buyer or affect the Purchased Assets, whether in writing or otherwise, to take any of the actions set forth in this Section 5.18 and not otherwise permitted by this Agreement;
(e) no Material Adverse Effect has occurred and no events or circumstances have occurred that could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect;
(f) paid or agreed to pay to any Person damages, fines, penalties or other amounts in respect of a violation or alleged violation of any Law; or
(g) has instituted any new, or terminated or amended any existing Plan, except for amendments required to comply with applicable Law.
5.19 Financial Condition of Seller. Each Seller, after Closing as a result of the transactions contemplated by this Agreement, will have sufficient resources to either pay or settle in full its debts as they become due. Seller has no intention of filing a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee of all or any portion of such Seller’s property and, to Seller’s knowledge, no other Person has filed or threatened to file such a petition against any Seller.
5.20 Statements True and Correct. This Agreement and the Schedules prepared by Seller do not include, as of the date hereof and as of the Closing Date, any untrue statement of a material fact or omit to state any material fact necessary to make the statements made in this Agreement with respect to Seller and the Purchased Assets not misleading.

5.21 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 5 (INCLUDING THE SCHEDULES), SELLER MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND SELLER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
ARTICLE 6
COVENANTS OF BUYER
6.1 Notification of Certain Matters. At any time from the date of this Agreement to the Closing Date, Buyer shall give prompt written notice to Seller of (i) the occurrence, or failure to occur, of any event that has caused any representation or warranty of Buyer contained in this Agreement to be untrue in any material respect, and (ii) any failure of Buyer to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Such notice shall provide a reasonably detailed description of the relevant circumstances.
6.2 Approvals. Between the date of this Agreement and the Closing Date, except to the extent that this Agreement otherwise designates Seller with that specific responsibility, Buyer will use commercially reasonable efforts to (i) take all reasonable steps to obtain, as promptly as practicable, all Approvals and Permits of any Governmental Entities required for Buyer to consummate the transactions contemplated by this Agreement, and Seller will reasonably cooperate with Buyer in those efforts, and (ii) provide such other information and communications to any Governmental Entity as may be reasonably requested.
6.3 Title Policy and Survey.
(a) Buyer has caused to be prepared and certified to Buyer, Seller and Escrow Agent (and copies have been delivered to Seller and Escrow Agent) that certain ALTA/ACSM survey of the Real Property prepared by Ritoch-Powell & Associates, a registered land surveyor or engineer, licensed in the State of Arizona, dated August 26, 2011 and identified as Job No. DWG-SRVY1 (the “Survey”).
(b) Buyer shall pay the premium costs related to the Title Policy, for the costs associated with any extended owner’s title insurance policy (including all endorsements), and for all costs associated with the Survey referenced in this Section 6.3.
6.4 Non-Solicitation. Between the date of this Agreement and the Closing Date, Buyer and its Affiliates shall not solicit for employment, employ or enter into any service contract, medical director agreement, consulting agreement or any other agreement or arrangement under which remuneration or other compensation is provided to any physician with privileges at the Hospital or to any Affiliate of any such physician, excluding any such agreement or arrangement which existed in writing prior to the date hereof and evidence of which was provided to Seller on or prior to the date hereof.

ARTICLE 7
COVENANTS OF SELLER
7.1 Information.
(a) Between the date of this Agreement and the Closing Date, to the extent permitted by Law, Seller shall afford to the authorized representatives and agents of Buyer reasonable access to and the right to inspect the plants, properties, books and records of Seller relating to the Purchased Assets (including the Hospital’s medical staff credentialing and peer review files), and will furnish Buyer with such additional financial and operating data and other information as to the business and properties of Seller relating to the Purchased Assets as Buyer may from time to time reasonably request; provided, however, that Buyer may not conduct invasive environmental, health or safety investigations upon the Real Property or at the Hospital or of the Purchased Assets, including any sampling or testing of soils, surface water, groundwater, ambient air, or improvements at, on or under Real Property, or sampling or testing of the Hospital or the Purchased Assets (collectively, “Buyer’s Tests”), without Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Seller’s failure to object in writing within five business days after receipt of Buyer’s written request to conduct Buyer’s Tests shall be deemed approval by Seller. Any disapproval by Seller of any of Buyer’s Tests shall be in writing, describing with specificity the basis for disapproval and suggesting reasonable modifications to Buyer’s Tests in order to obtain Seller’s approval. The right of access and inspection of Buyer shall be made in such a manner as not to interfere unreasonably with the operation of the Hospital or the Purchased Assets. In this regard, Buyer agrees that such inspection shall not take place, and no employees or other personnel at the Hospital shall be contacted by the representatives of Buyer, without first coordinating such contact or inspection with a designated representative of Navigant Capital Advisors, LLC. Notwithstanding anything to the contrary herein, Buyer shall have the right, without Seller’s consent required, to perform customary environmental investigations and to take sample borings in connection with a Phase 1 Environmental Site Assessment (a “Phase 1”) or any update to an existing Phase 1.
(b) Notwithstanding the foregoing, Buyer understands that (i) Seller will reasonably establish procedures in order to protect documents and information deemed by Seller in good faith to be market sensitive or competitive in nature including without limitation pricing information regarding managed care contracts, (ii) litigation and other materials (including internal/external legal audit letters, PRO information, National Practitioner Data Bank reports, quality review information and other physician specific confidential information and information subject to confidentiality requirements of Law, including without limitation “Protected Health Information” under the Health Insurance Portability and Accountability Act of 1996, as amended) that are deemed privileged or confidential by Seller will not be made available to Buyer, and (iii) Seller shall not be obligated to generate or produce information in any prescribed format not customarily produced by Seller.

(c) Buyer hereby agrees to indemnify and hold harmless Seller against any loss, damage, claim, liability, cost or expense, including reasonably attorneys’ fees, arising from any loss of life, personal injury or damage to tangible property incurred by Seller as a result of the exercise of the right to inspection granted to Buyer under this Section 7.1. Buyer acknowledges and agrees that any such inspection conducted by Buyer or its agents and representatives shall be solely at the risk of Buyer.
7.2 Operations. From the date hereof until the Effective Time, Seller shall with respect to the business operations of the Hospital or otherwise regarding the Purchased Assets:
(a) keep all Assumed Contracts which are material to the operation of the Hospital in full force and effect and perform all obligations under all of the Assumed Contracts so as to not create any material breach under such Assumed Contracts;
(b) keep in full force and effect present insurance policies or other comparable insurance benefiting the Purchased Assets and the conduct of the Hospital, and maintain reserves in an amount and in the manner comparable in all material respects to the amount and manner in which such reserves have historically been maintained by HMMC, provided that Seller may modify and terminate such insurance to the extent Seller reasonably determines to be appropriate in connection with the wind-down of the Hospital’s operations and related cessation of services; provided, however, until the Effective Time, Seller shall not modify or terminate, and shall maintain in full force and effect, all casualty insurance policies covering the tangible Purchased Assets;
(c) take all commercially reasonably actions to deliver to Buyer title to the Purchased Assets (other than those leased by Seller) free and clear of all Encumbrances (except for the Permitted Encumbrances);
(d) reasonably cooperate with Buyer to obtain appropriate consents, certificates and other instruments or documents as Buyer may reasonably request; provided, that Seller shall take all commercially reasonable actions to obtain appropriate consents to the Assumed Contracts; provided, however, the parties agree and acknowledge that the consent of the counterparty thereto of any Assumed Contract is not a condition precedent to Closing;
(e) permit and allow reasonable access by Buyer to make offers of employment to HMMC’s personnel in accordance with Section 10.3, and to establish relationships with physicians, medical staff and others having business relations with HMMC; provided that Buyer shall have complied with the terms of Section 7.1 in connection with such access;
(f) comply in all material respects with all Laws applicable to the conduct of the business and operation of the Hospital;

(g) maintain all material Approvals and Permits relating to the Hospital, Purchased Assets and Assumed Liabilities in good standing until the date on or before Closing that Seller determines to cease the Hospital’s operations and related cessation of services;
(h) promptly notify Buyer of any Material Adverse Effect;
(i) maintain the tangible Purchased Assets in accordance with HMMC’s past practices in all material respects; and
(j) reasonably cooperate with Buyer’s efforts to obtain provider-based status for the Hospital following the Closing, including providing access to the Hospital’s records as needed to obtain all appropriate bylaw amendments, consents, approvals and other documents reasonably required for future operations at the Hospital to be clinically integrated with Kingman Regional Medical Center provided that obtaining any such amendments, consents, approvals and other documents shall not be a condition to Buyer’s obligation to complete the transaction contemplated by this Agreement.
7.3 Negative Covenants. From the date hereof to the Effective Time, Seller will not, with respect to the business or operation of the Hospital or otherwise regarding the Purchased Assets, without the prior written consent of Buyer:
(a) increase compensation or benefits payable or to become payable or make a bonus payment to or otherwise enter into one or more bonus or severance contracts with any Hired Employee, except in the ordinary course of business consistent with HMMC’s payroll policies;
(b) sell, assign or otherwise transfer or dispose of any Purchased Assets with a book value in excess of $10,000, except in the ordinary course of business and then only so long as comparable replacement assets are acquired in connection thereto if such replacement would have occurred in accordance with HMMC’s prior practices in the original course of business; provided, however, Seller shall have no obligation to replace any Inventory and Seller shall have the right to destroy any medical supply Inventory and pharmaceuticals in connection with the wind-down of the Hospital to the extent required by Law;
(c) amend, modify or terminate any Assumed Contract which is material to the operations of the Hospital or cancel or permit the cancellation or lapse of insurance coverage on the Purchased Assets or the Hospital;
(d) except for the Permitted Encumbrances, and any applicable matters disclosed on Schedule 1.1F that are in effect as of the Effective Time, if any, create, assume or permit to exist any new material Encumbrance upon any of the Purchased Assets;
(e) excluding any actions reasonably necessary for Seller to implement its plans to wind-down the Hospital’s operations and business, take any material action outside the ordinary course of the Hospital’s business; and
(f) terminate, amend or otherwise modify any Plan, except for amendments required to comply with this Agreement or applicable Law.

7.4 Notification of Certain Matters. At any time from the date of this Agreement to the Closing Date, Seller shall give prompt written notice to Buyer of (i) the occurrence, or failure to occur, of any event that has caused any representation or warranty of Seller contained in this Agreement to be untrue in any material respect, and (ii) any failure of Seller to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Such notice shall provide a reasonably detailed description of the relevant circumstances.
7.5 Escrow Agent Information. Each Seller agrees to deliver any information applicable to its portion of the Real Property as may be reasonably required by the Escrow Agent in connection with the issuance of the Title Policy. Each Seller also agrees to provide an affidavit of title and/or such other information applicable to its portion of the Real Property as the Escrow Agent may reasonably require in order for the Escrow Agent to issue extended coverage.
7.6 No-Shop Clause. From and after the date of the execution and delivery of this Agreement by Seller until the earlier of the Effective Time or the termination of this Agreement, Seller shall not (and will not permit any Affiliate or any other Person acting for or on behalf of Seller or any of its Affiliates), without the prior written consent of Buyer (i) offer for lease or sale any of the Purchased Assets or any ownership interest in any entity owning any of the Purchased Assets; (ii) solicit offers to lease or buy all or any material portion of HMMC’s assets, the Real Property or any ownership interest in any entity owning any of the Purchased Assets; (iii) hold discussions with any party (other than Buyer) looking toward such an offer or solicitation or looking toward a merger or consolidation of HMMC; (iv) enter into any agreement with any party (other than Buyer) with respect to the lease, sale or other disposition of HMMC’s assets (or any material portion thereof), the Real Property or any ownership interest of HMMC or with respect to any merger, consolidation or similar transaction involving HMMC; or (v) furnish or cause to be furnished any information with respect to the Real Property or HMMC’s assets to any Person that Seller or such Affiliate or any such Person acting for or on their behalf knows or has reason to believe is in the process of considering any such acquisition, merger, consolidation, combination or reorganization, provided the foregoing shall not prevent MedCath Corporation or Persons acting for or on its behalf from including any information it deems required by Law in any of its filings with the Securities and Exchange Commission. Nothing in this Section 7.6, however, shall apply to or otherwise restrict any actions, negotiations or agreements in respect of any transaction involving a sale of equity, merger, combination, a sale of all or substantially all of its assets or similar transaction involving MedCath Corporation or its Affiliates to any other Person, so long as the Purchased Assets are excluded from any such transaction.
7.7 Approvals. Between the date of this Agreement and the Closing Date, Seller will use commercially reasonable efforts to (i) take all reasonable steps to obtain, as promptly as practicable, all Approvals and Permits of any Governmental Entities required for Seller to consummate the transactions contemplated by this Agreement and Seller’s wind-down of the Hospital’s operations and related cessation of services, and Buyer will reasonably cooperate with Seller in those efforts, and (ii) provide such other information and communications to any Governmental Entity as may be reasonably requested.

7.8 CCR Estoppel. Seller shall use good faith commercially reasonable efforts to obtain and deliver to Buyer, at Seller’s sole cost and expense, estoppel certificates in favor of Buyer in the manner provided in Section 11.13 of the CCRs, executed by each of Vanderbilt Farms, L.L.C., an Arizona limited liability company; ABCDW, L.L.C., f/k/a BADC, L.L.C., an Arizona limited liability company; and Kingman, LLC, an Arizona limited liability company, to the extent any such party owns a portion of the property encumbered by the CCRs; provided, however, obtaining and delivering to Buyer such estoppel certificates shall not be a condition to Closing.
ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER
The obligations of Seller hereunder are subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived in writing by Seller:
8.1 Compliance with Covenants. Buyer shall have in all material respects performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date; provided that this condition will be deemed to be satisfied unless Buyer was given written notice of such failure to perform or comply and did not or could not cure such failure to perform or comply within 15 days after receipt of such notice.
8.2 Action/Proceeding. No court or any other Governmental Entity shall have issued an order restraining or prohibiting the transactions herein contemplated; and no Governmental Entity with jurisdiction over the Hospital shall have commenced or threatened in writing to commence any action or suit before any court of competent jurisdiction or other Governmental Entity that seeks to restrain or prohibit the consummation of the transactions herein contemplated.
8.3 Representations and Warranties. The representations and warranties of Buyer contained in this Agreement that are qualified by any type of materiality standard shall be true in all respects, and the representations and warranties of Buyer that are not so qualified shall be true in all material respects, when made and as of the Closing Date, as though such representations and warranties had been made as of the Closing Date (unless made only as of a specific date in which case they shall be true as of such date).
8.4 Deliveries of Buyer. All of the actions of Buyer at Closing as described in Section 3.2 shall have been satisfied or waived by Seller.
8.5 Approvals.
(a) MedCath Corporation shall have obtained any approvals of the shareholders of MedCath Corporation which it has determined in its sole discretion are required under the Delaware General Corporation Law for MedCath Corporation to authorize Seller to consummate the transactions contemplated under this Agreement, which approval may be subject to the shareholders of MedCath Corporation approving one or more additional transactions, together with the transactions contemplated under this Agreement, as a whole or as a group in order to approve the transactions contemplated under this Agreement.

(b) HMMC shall have obtained any consents or approvals from the members of HMMC other than Manager which consents or approvals HMMC is required to obtain in order to consummate the transactions contemplated under this Agreement.
ARTICLE 9
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER
The obligations of Buyer hereunder are subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived in writing by Buyer:
9.1 Compliance with Covenants. Seller shall have in all material respects performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date; provided that this condition will be deemed to be satisfied unless Seller was given written notice of such failure to perform or comply and did not or could not cure such failure to perform or comply within 15 days after receipt of such notice.
9.2 Action/Proceeding. No court or any other Governmental Entity shall have issued an order restraining or prohibiting the transactions herein contemplated; and no Governmental Entity with jurisdiction over the Hospital shall have commenced or threatened in writing to commence any action or suit before any court of competent jurisdiction or other Governmental Entity that seeks to restrain or prohibit the consummation of the transactions herein contemplated or otherwise seeks a remedy which would materially and adversely affect the ability of Buyer to enjoy the use and enjoyment of the Purchased Assets.
9.3 Representations and Warranties. All representations and warranties of Seller contained in this Agreement that are qualified by any type of materiality standard shall be true in all respects, and all other representations and warranties of Seller that are not so qualified shall be true in all material respects, when made and as of the Closing Date, as though such representations and warranties had been made as of the Closing Date (unless made only as of a specific date in which case they shall be true as of such date).
9.4 Deliveries of Seller. All of the actions of Seller at Closing as described in Section 3.3 shall have been satisfied or waived by Buyer.
9.5 Extraordinary Events. Seller shall not (i) be in receivership or dissolution, (ii) have made any assignment for the benefit of creditors, (iii) have admitted in writing its inability to pay its debts as they mature, (iv) have been adjudicated a bankrupt, (v) have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any state (and no such petition has been filed against any it), or (vi) have entered into any document or agreement to do any of the foregoing as of the Closing Date.

9.6 Termination Statements. Seller shall have delivered to Buyer fully executed UCC termination statements or other releases or conveyances relating to all Encumbrances that are not Permitted Encumbrances.
9.7 Certificate of Insurance. Seller shall have purchased and delivered to Buyer a copy of the certificate of insurance issued by the insurer for the “tail-end” insurance pursuant to Section 11.11, including the delivery of proof that the insurance is fully paid and coverage is a first dollar policy.
9.8 Title Insurance. Escrow Agent has delivered to Buyer, or shall deliver to Buyer promptly after the execution of this Agreement (a) an ALTA (2006) extended coverage owner’s commitment for title insurance with respect to the Real Property issued by the Escrow Agent, and (b) legible copies of all exceptions to title set forth in the foregoing title commitment and all other recorded items pertaining to the Real Property (including those set forth in the “Requirements” section) (collectively, the “Title Commitment”), which Title Commitment shall be reasonably acceptable to Buyer. At Closing, and as a condition precedent to Buyer’s obligation to proceed with Closing, Escrow Agent shall issue to Buyer or be irrevocably committed to issue to Buyer a 2006 ALTA extended coverage form of owner’s title insurance policy (the “Title Policy”) in an amount equal to the reasonable value assigned to the Real Property by the parties, insuring that fee simple title to the Real Property is vested in Buyer subject only to the Schedule B Exceptions, together with all endorsements, if any, attached to the proforma Title Policy (or the Title Commitment, if no proforma Title Policy is issued).
9.9 Seller Regulatory Notices and Approvals. Seller shall have delivered any regulatory agency notices and approvals required to consummate the transaction, including but not limited to, any notice required under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq., (aka the “WARN Act”). In addition, Seller shall have provided the proper notices to Medicare, Medicaid and the State of Arizona of the winding down of the Hospital and shall reasonably cooperate with Buyer’s efforts to obtain certifications and licenses from Medicare, Medicaid and the State of Arizona to use the Purchased Assets following the Effective Time provided that Buyer’s obtaining any such certifications and licenses is not a condition to Closing.
9.10 Litigation. No material pending or threatened litigation or governmental investigation which is reasonably likely to result in a Material Adverse Event with respect to the Purchased Assets.
9.11 Adverse Change. No Material Adverse Event shall occur from the execution of this Agreement to the Closing, except as contemplated by this Agreement.

ARTICLE 10
TRANSITIONAL ARRANGEMENTS
10.1 Transition Patients. HMMC may commence winding down its business and operations at the Hospital on or before Closing. Accordingly, the parties agree to reasonably cooperate to transition to Kingman Regional Medical Center any patient admitted to the Hospital before the Hospital’s closure (or who were in the Hospital’s emergency department or in observation beds as of the Hospital’s closure and would otherwise thereafter be admitted to the Hospital) but who are not discharged at the time of the Hospital’s closure. Buyer shall cooperate with Seller on and after execution of this Agreement to determine whether any patients anticipated to be in the Hospital at the time of the cessation of Hospital’s operations are covered by payors for which Buyer is not a participating provider so that HMMC may arrange to transfer such patients to other providers.
10.2 HMMC’s Cost Reports. HMMC will timely prepare and file all cost reports relating to HMMC for periods ending prior to the Effective Time or required as a result of the consummation of the transactions set forth herein, including terminating cost reports for the Medicare, Medicaid and TRICARE programs (the “Cost Reports”). Buyer shall forward to Seller any and all correspondence relating to Cost Reports within 15 business days after receipt by Buyer. Buyer shall remit any receipts of funds relating to Cost Reports promptly after receipt by Buyer and shall forward to Seller any demand for payments within ten business days after receipt by Buyer. Seller shall retain all rights to Agency Receivables and to Cost Reports including any amounts receivable or payable in respect of such reports or reserves relating to such reports, including bad debt. Such rights shall include the right to appeal any Medicare determinations relating to Agency Receivables and Cost Reports. Buyer, upon reasonable notice, during normal business hours and at the sole cost and expense of Seller, will reasonably cooperate with Seller in regard to the preparation, filing, handling and appeal of any Cost Reports. Such cooperation shall include the providing of statistics and obtaining files if in the possession of Buyer and the coordination with Seller pursuant to adequate notice of Medicare and Medicaid exit conferences or meetings as well as providing to appropriate parties (including the Provider Reimbursement Review Board), as determined to be reasonably necessary by Seller, a letter acknowledging that Seller retained all rights to such appeals, and that Buyer agrees that Seller has the right to pursue such appeals, either on Seller’s behalf, or to the extent required by Law, as a representative of Buyer. Seller shall retain the originals of Cost Reports, correspondence, work papers and other documents relating to Cost Reports and the Agency Receivables. Seller will furnish copies of such documents (other than work papers) to Buyer prior to the Closing to the extent then existing if requested by Buyer.
10.3 Employees; Benefits.
(a) Seller shall terminate the employment of all Hospital Employees effective no later than the end of the day immediately prior to the date on which the Effective Time falls. Buyer or an Affiliate of Buyer may offer employment to selected Hospital Employees to commence upon the Effective Time upon terms and conditions with respect to base salary and wages, employee benefits and other perquisites of employment, job duties, titles and responsibilities (other than reporting responsibilities) as determined by Buyer in its sole discretion. Seller acknowledges that all employment offers are at the sole discretion of Buyer and further subject to the satisfactory completion by Buyer of its customary employee background checks and pre-employment screenings. Seller shall be responsible for any and all liabilities and obligations resulting from the termination of any such Hospital Employee as set forth in this Section 10.3(a) that accrue prior to or as of the Effective Time and shall pay such Hospital Employees all Accrued PTO, if any. Seller also shall be responsible for all liabilities and obligations to pay amounts due to any Hospital Employee who does not accept an offer of employment from Buyer (or its Affiliate).

(b) The term “Hired Employee” as used in this Agreement means a Hospital Employee who accepts employment with Buyer or one of its Affiliates effective as of the Effective Time. All Hired Employees will be hired as employees-at-will. With respect to such employee benefits, Buyer shall honor the Hired Employees’ prior service credit under the Seller’s current welfare plans for purposes of eligibility and satisfying pre-existing condition limitations in the welfare benefit plans of Buyer to the extent lawful and provided for under the policies and contracts of Buyer. Buyer shall honor prior length of service for purposes of eligibility and vesting in the service-based plans of Buyer, but shall not accrue benefits or make contributions to such plans with respect to prior service. Participation in Buyer’s employee programs and plans described in this Section 10.3 shall begin as soon as administratively feasible after the Effective Time for Hired Employees who, given their Seller service, have met the age and service requirements for participation under the respective programs and plans.
Buyer makes no agreement or representation that Buyer will employ a sufficient number of Hired Employees at the Hospital so as not to be considered or constitute a “plant closing” or “mass layoff” (as those terms are used in the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq., the “WARN Act”), with respect to the Hospital. Seller shall be liable and responsible for any notification required under the WARN Act (or under any similar state or local Law) for any employment terminations or other employment losses affecting Hospital Employees which occur up to and including the Effective Time and shall indemnify Buyer and its Affiliates from any claims arising out of a breach of this covenant or alleging a violation of the WARN Act (or under any similar state or local Law) for employment losses affecting Hospital Employees.
(c) Immediately prior to the Effective Time, Seller will, at its expense or at the expense of the applicable Plan, (i) terminate all Plans, if any, relating solely to Hospital Employees, (ii) terminate the participation of all Hospital Employees from all other Plans, (iii) cause all Hired Employees to be one hundred percent (100%) vested in their accrued benefits under each Retirement Plan, (iv) take such actions as are necessary to make, or cause such Plans to make, timely appropriate distributions to such Hospital Employees to the extent required or permitted by, and in accordance with, such Plans and applicable Law, and (v) comply in all material respects with all applicable Laws in connection with the foregoing. Seller shall indemnify and hold harmless Buyer from and against any and all liabilities and obligations whatsoever with respect to the Plans or the acts or omissions of Seller under this Section 10.3.
(d) Notwithstanding any provision herein to the contrary, no term of this Agreement shall be deemed to (i) create any Contract with any Hired Employee, (ii) give any Hired Employee the right to be retained in the employment of Buyer or any of its Affiliates, or (iii) interfere with the right of Buyer to terminate employment of any Hired Employee at any time. Nothing in this Agreement shall diminish the right of Buyer to change or terminate its policies regarding salaries, benefits and other employment matters at any time or from time to time. The representations, warranties, covenants and agreements contained herein are for the sole benefit of the parties hereto, and the Hired Employees are not intended to be and shall not be construed as beneficiaries hereof.

(e) For a period of 30 days after the Closing, Buyer agrees to provide, at no charge to Seller, the persons listed on Schedule 10.3(e) (the “Accounting Employees”), whether or nor employed by Buyer or a Buyer Affiliate, or then retained by Seller, office space at the Hospital for use by the Accounting Employees in connection with the work they perform to assist Seller in the closing of its books. The Accounting Employees are expected to be engaged post-Closing by Seller at Seller’s cost. Such office space will include internet and telephone access and desks and chairs for use by the Accounting Employees. MedCath will be responsible for providing any computers, printers and other office supplies needed by the Accounting Employees if retained by Seller. Buyer will promptly provide the Accounting Employees with all information they need in order to close the books of Seller.
10.4 Misdirected Payments. If either party receives any amount from patients or third-party payors which, under the terms of this Agreement, belongs to the other party, the party receiving such amount shall remit within ten business days said full amount to the other party. Any amounts due under this Section 10.4 shall bear interest from the date due hereunder until paid at a rate equal to the Applicable Rate per annum.
ARTICLE 11
ADDITIONAL AGREEMENTS
11.1 Allocations. Buyer and Seller shall reasonably agree prior to the Closing Date upon an allocation of the Purchased Assets among the various classes of assets in accordance with the provisions of Section 1060 of the Code and applicable Treasury Regulations, and attach such allocation hereto as Schedule 11.1. The parties agree that none of the Final Cash Purchase Price shall be allocated to the Seller non-competition agreement set forth in Section 11.7. The parties agree that any Tax returns, or other Tax information they may file or cause to be filed with any Governmental Entity shall be prepared and filed consistent with such agreed upon allocation. In this regard, the parties agree that they will each properly prepare, exchange with each other, and timely file Form 8594 in accordance with Section 1060 of the Code.
11.2 Termination Prior to Closing.
(a) Notwithstanding anything in this Agreement to the contrary, this Agreement and the transactions contemplated by this Agreement may not be terminated, except prior to Closing as follows:
(i) by mutual consent in writing of Seller and Buyer;
(ii) by Buyer or Seller at any time after November 30, 2011 (the “Drop Dead Date”), if any one or more of the conditions precedent to Buyer’s or Seller’s obligations to close as set forth in Article 9 or Article 8, respectively, has not been satisfied (or waived in writing) by such Drop Dead Date, or if the Closing has not otherwise occurred by such Drop Dead Date; provided, that the right to terminate this Agreement under this Section 11.2(a)(ii) is not available to any party whose failure to act or to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of such closing condition to be satisfied or the failure of the Closing to occur by such date;

(iii) by Seller if Buyer (A) breaches in any respect any representation or warranty made by Buyer in this Agreement that is qualified by any type of materiality standard, (B) breaches in any material respect any representation or warranty by Buyer in this Agreement that is not qualified by any type of materiality standard or (C) breaches in any material respect any covenant or agreement made by Buyer in this Agreement, and any such breach cannot be or has not been cured to Seller’s reasonable satisfaction at least two (2) days prior to Closing after the giving of written notice by Seller to Buyer specifying such breach, which notice shall be promptly provided by Seller to Buyer as soon as Seller becomes aware of such breach;
(iv) by Buyer if Seller (A) breaches in any respect any representation or warranty made by Seller in this Agreement that is qualified by any type of materiality standard, (B) breaches in any material respect any representation or warranty by Seller in this Agreement that is not qualified by any type of materiality standard or (C) breaches in any material respect any covenant or agreement made by Seller in this Agreement, and any such breach cannot be or has not been cured to Buyer’s reasonable satisfaction at least two (2) days prior to Closing after the giving of written notice by Buyer to Seller specifying such breach, which notice shall be promptly provided by Buyer to Seller as soon as Buyer becomes aware of such breach;
(v) by Buyer or Seller, if any court or any other Governmental Entity issues an order restraining or prohibiting such party from consummating the sale and purchase of the Purchased Assets as provided herein;
(vi) by Buyer pursuant to the terms and conditions of Section 11.8;
(vii) by Buyer pursuant to the terms and conditions of Section 11.12(b)(ii); or
(viii) by Buyer pursuant to the terms and conditions of Section 14.20.
(b) In the event that this Agreement is terminated pursuant to Section 11.2(a) and subject to the terms of subsections (c) and (d) below and as otherwise set forth herein, all further obligations of the parties under this Agreement shall terminate without further liability of any party to another; provided that (i) nothing in this Section 11.2 shall relieve Seller or Buyer of any liability for an intentional breach of any covenant in this Agreement prior to the date of termination, which liability shall be subject to the limitations set forth in Article 12 of this Agreement, (ii) the parties shall be entitled to seek the remedy of specific performance as set forth in Section 12.3 and (iii) in the event that Seller violates the terms of Section 7.6 hereof by completing the lease or sale of the Purchased Assets or any material portion of the ownership interest in any entity owning any of the Purchased Assets with any third party (a “7.6 Prohibited Transaction”), then Buyer may seek damages from Seller arising from such 7.6 Prohibited Violation subject to the limitations in Article 12 hereof. Notwithstanding anything in this Section 11.2, or any other Section of this Agreement, to the contrary, in no event shall Seller have any liability to Buyer, and Buyer shall have no claim against Seller, for damages of any type or nature arising from any violation or breach of any representations or warranties made by Seller to Buyer in this Agreement.

(c) In the event that this Agreement is terminated by Seller pursuant to Section 11.2(a)(iii), or Buyer fails to close the transactions contemplated by this Agreement as and when required pursuant to this Agreement after Seller has satisfied all of the closing conditions set forth in Article 9 (and after any applicable notice and cure period(s)), then in addition to its right to seek specific performance as set forth in Section 12.3, Seller may elect to require that the Deposit held by Escrow Agent in the Escrow Account be paid to Seller as liquidated damages arising from Buyer’s breach of its obligations under this Agreement, in which event Buyer shall be obligated to provide written instructions to the Escrow Agent to pay all amounts in the Escrow Account to Seller. The parties agree that such amount is a reasonable estimate of damages which would be incurred by Seller arising from such breach by Buyer.
(d) In the event that this Agreement is terminated pursuant to Sections 11.2(a)(i), (ii), (iv), (v), (vi), (vii) or (viii) then Buyer shall have to the right to seek specific performance as set forth in Section 12.3 or Buyer may elect to require that the Deposit held by Escrow Agent in the Escrow Account by be paid to Buyer, in which event Seller shall be obligated to provide written instructions to the Escrow Agent to pay all amounts in the Escrow Account to Buyer.
11.3 Buyer Preservation and Seller Access to Records After the Closing.
(a) After the Closing, Buyer shall keep and preserve in their original form for a period of at least five years all medical and other records of the Hospital existing as of the Closing and transferred to Buyer hereunder for such period as required by applicable Law. Buyer shall further perform the obligations imposed on Seller under applicable Arizona and federal law and regulations with respect to access and retention, of all records as a result of the closure of the Hospital, including without limitation appropriate storage and notification to patients and Government Entities following future relocation of such records. Buyer acknowledges that Seller is permitted to notify the Arizona Department of Health Services and other applicable Government Entities that Buyer will store the records of the Hospital at 3801 Santa Rosa Drive, Kingman, AZ 86401 following the Effective Date. For purposes of this Agreement, the term “records” includes all documents, electronic data and other compilations of information in any form, including without limitation financial and tax records. Buyer acknowledges that as a result of entering into this Agreement it and its Affiliates will gain access to patient and other information which is subject to rules and regulations regarding confidentiality. Buyer shall abide by any such rules and regulations relating to the confidential information that it acquires. Buyer shall maintain the patient records held at the Hospital or delivered to Buyer as of the Effective

Time at the Hospital after the Effective Time in accordance with applicable Law (including, if applicable, Section 1861(v)(i)(I) of the Social Security Act (42 U.S.C. § 1395(V)(1)(i)), and requirements of relevant insurance carriers, all in a manner consistent with the maintenance of patient records generated at the Hospital after the Effective Time. Upon reasonable notice, during normal business hours and upon the receipt by Buyer of appropriate consents and authorizations, Buyer shall afford to representatives of Seller, including its counsel and accountants, full, complete and timely access to, and the right to make copies of, the records transferred to Buyer at the Closing (including access to patient records in respect of patients treated by Affiliates of Seller at the Hospital) including providing a reasonable location within the Hospital to conduct its review of such records; provided, however, that no consents or authorizations shall be necessary with respect to the Hospital’s financial records and tax records necessary for Seller to prepare financial statements, cost reports and tax returns. In addition, Seller shall be entitled to remove from the Hospital any such patient records, but only for purposes of pending litigation involving a patient to whom such records refer, as certified in writing prior to removal by counsel retained by Seller in connection with such litigation. Any patient records so removed from the Hospital shall be promptly returned to Buyer following its use by Seller.
(b) Buyer shall reasonably cooperate with Seller and its insurance carriers in connection with the defense of claims made by third parties against Seller in respect of alleged events occurring while Seller operated the Hospital; provided, Seller shall reimburse Buyer its reasonable and documented out-of-pocket third-party expenses incurred in providing such cooperation. Such cooperation shall include, without limitation, making all of the Buyer’s employees reasonably available for interviews, depositions, hearings and trial; and making all of the Buyer’s employees reasonably available to assist in the securing and giving of evidence and in obtaining the presence and cooperation of witnesses, all of which shall be done without payment of any fees or expenses to Buyer or to such employees or the payment of any of Buyer’s internal expenses; provided, however, that Seller shall pay all reasonable and documented out-of-pocket third-party expenses incurred by such employees (including for travel). In addition, Seller shall be entitled to remove from the Hospital any records, but only for purposes of pending litigation involving the Person to whom such records refer, as certified in writing prior to removal by counsel retained by Seller in connection with such litigation. Any records so removed from the Hospital shall be promptly returned to Buyer following their use by Seller.
11.4 Reproduction of Documents. This Agreement and all documents relating hereto, including (i) consents, waivers and modifications which may hereafter be executed, (ii) the documents delivered at the Closing, and (iii) financial statements, certificates and other information previously or hereafter furnished to Seller or Buyer, may, subject to the provisions of Section 14.7, be reproduced by Seller and by Buyer by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and Seller and Buyer may destroy any original documents so reproduced. Seller and Buyer agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial, arbitral or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by Seller or Buyer in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

11.5 Tax Matters. Following the Closing, the parties shall reasonably cooperate with each other and shall provide to the other, as reasonably requested by and at the expense of the requesting party, all information, records or documents relating to Tax liabilities of the requesting party for all periods ending on or prior to the Effective Time and shall preserve all such information, records and documents (to the extent a part of the assets exchanged and delivered as of the Effective Time) at least until the expiration of any applicable statute of limitations or extensions thereof; provided, that neither party shall be required to provide any of its income Tax returns (or supporting materials including working papers and Tax provisions) or those of any Affiliate. Each party shall retain all Tax returns and supporting materials received pursuant to this Agreement at least until the expiration of any applicable statute of limitations or extensions with respect thereto.
11.6 Consented Assignment and Permits. Buyer and Seller shall cooperate and use reasonable commercial efforts to obtain any and all (i) consents to assign any Assumed Contract and (ii) Permits and Approvals to be used by Buyer after Closing provided that obtaining such Permits and Approvals by Buyer shall not be a condition to Closing. Seller shall use reasonable commercial efforts to obtain any Approvals required to cease Hospital’s operations prior to the Effective Time. However, if any required consent to assignment of any Assumed Contract is not obtained prior to Closing, this Agreement shall not constitute an assignment or attempted assignment of any rights or obligations thereunder until such consent is obtained. With respect to any such Assumed Contract, until and unless such consent is obtained, Seller shall reasonably cooperate with Buyer, and Buyer shall reasonably cooperate with Seller, in any reasonable back-to-back arrangement in order to provide for Buyer the benefits intended to be assigned under such Assumed Contract (unless the third party thereto rightfully terminates or cancels such Assumed Contract), including the enforcement for the benefit of Buyer of any and all rights of Seller against a third party to such Assumed Contract arising out of the breach by such third party or otherwise. If the consent, is obtained with respect to any such Assumed Contract following the Closing, Seller and Buyer shall enter into an assignment and assumption agreement pursuant to which all of Seller’s rights thereunder shall be transferred to Buyer and all obligations of Seller arising thereunder on or after the date of such assignment and assumption agreement shall be assumed by Buyer. Buyer shall be responsible for obtaining any and all Permits and Approvals necessary or desirable for Buyer to operate the Hospital as a second campus location under Kingman Hospital, Inc.’s existing acute care hospital license. Buyer shall be responsible for filing any applications or attestations and obtaining any and all Permits and Approvals necessary or desirable for Buyer to operate the Hospital as a separate hospital licensed under Arizona law and as a “provider based” location of Buyer pursuant to applicable Medicare statutes and regulations, provided that making such filings and obtaining such Permits and Approvals by Buyer shall not be a condition to Closing.

11.7 Seller Non-Competition Agreement.
(a) Seller recognizes and acknowledges that (i) the entering into this Agreement by Buyer is induced primarily because of the covenants and assurances made by Seller hereunder, (ii) the covenant not to compete of Seller (including Manager, MedCath Corporation or their Affiliates) is necessary to ensure Buyer’s future plans with respect to the Hospital subsequent to the Effective Time can be achieved, and (iii) irreparable harm and damage will be done to Buyer in the event that Seller (including Manager, MedCath Corporation or their Affiliates) competes with Buyer and its Affiliates within the area specified in this Section 11.7. Therefore, in consideration of the premises and as a necessary inducement for Buyer to enter into this Agreement and consummate the transactions set forth herein, each Seller agrees that for a period of five years from and after the Effective Time, Seller (including Manager, MedCath Corporation or their Affiliates) shall not, directly or indirectly, own any interest in, manage, operate, control, participate in the management or control of, be employed by, provide consulting services to, lend money to or maintain or continue any interest whatsoever (financial or otherwise) in any business or operation that competes with the health care services provided at the Hospital (including without limitation a general acute care or specialty hospital, outpatient surgery, diagnostic or invasive imaging, etc.) that is located within a 25-mile radius of the Hospital.
(b) The parties hereto acknowledge and agree that any remedy at law for any breach of the provisions of Section 11.7(a) hereof would be inadequate, and Buyer hereby consents to the granting by any court of competent jurisdiction of an injunction or other equitable relief restraining any breach or threatened breach thereof, without the necessity of posting a bond, cash or otherwise, and without the necessity of actual monetary loss being proved or a party’s establishing the inadequacy of any remedy at law. To the extent that a court of competent jurisdiction determines that this Section 11.7 is illegal, invalid or unenforceable in any respect, the illegal, invalid or unenforceable provision shall be reformed to the maximum number or years and/or the maximum geographic radius permitted by Arizona law. Such injunctive relief shall be in addition to any other remedies that may be available to Buyer under this Agreement, at law or in equity.
(c) Notwithstanding anything in this Section 11.7 to the contrary, a Person that (i) owns and operates, or has entered into a binding agreement to purchase and operate, one or more healthcare facilities, which if owned by Seller would breach the covenants of Seller under Section 11.7(a), prior to the date a Change in Control Transaction is announced, and enters into a Change in Control Transaction with MedCath Corporation or its Affiliates, may continue to own, operate and expand the healthcare facilities owned by such Person, or that are acquired pursuant to a binding agreement that was in effect, immediately prior to the announcement of a Change in Control Transaction without being in violation of the covenants set forth in Section 11.7(a).
(d) In no event shall any Person (other than an Affiliate of MedCath) that purchases one or more hospital facilities from MedCath Corporation or one of its Affiliates (by the acquisition of either the assets thereof or the equity securities of such Affiliate) in a transaction that is not a Change in Control Transaction, either be considered an assignee or successor of Seller or its Affiliates for purposes of this Section 11.7 or otherwise be bound by this Section 11.7.

11.8 Casualty. If, prior to the Effective Time, any part of the Purchased Assets is destroyed or damaged by fire or the elements or by any other cause, Seller shall within ten (10) days after such casualty provide written notice thereof to Buyer. Such notice shall include copies of all insurance policies then in force relating to the Purchased Assets covering such casualty and Seller’s initial good faith estimate of the cost to repair such damage or destruction. Notwithstanding anything contained herein to the contrary, Buyer shall be required to close the transactions contemplated by this Agreement so long as the insurers under such insurance policies confirm unconditionally the amount of proceeds to be disbursed under such insurance policies on account of such casualty and the amount is sufficient in Buyer’s reasonable judgment to completely repair such damage or destruction. At the Effective Time, Seller shall transfer to Buyer the proceeds (or the right to the proceeds) of any applicable casualty insurance. Notwithstanding the foregoing, if the reasonably expected amount to completely repair any such damage or destruction is greater than $5,000,000, such damage or destruction shall be deemed a Material Adverse Effect and Buyer may elect to terminate this Agreement in its entirety by written notice to Seller without penalty.
11.9 Change of Name. On or before the Effective Time, HMMC shall (a) amend its charter and take all other actions necessary to change its name to one sufficiently dissimilar to HMMC’s present name to avoid confusion, and (b) take all actions requested by Buyer to enable Buyer to use any names acquired by Buyer at the Effective Time. From and after the Effective Time, Seller shall make no further use of (i) the name “Hualapai Mountain Medical Center, LLC” or any derivative thereof, or any other name that is sufficiently similar to “Hualapai Mountain Medical Center, LLC” so as to potentially cause confusion.
11.10 Use of Controlled Substance Registration and Pharmacy License. To the extent permitted by applicable Law, Seller shall reasonably cooperate with Buyer to obtain authorization from Governmental Entities with jurisdiction over the Seller to permit the Buyer the right, for a period not to exceed one hundred twenty (120) days following the Closing Date, to operate under the licenses and registrations of Seller relating to controlled substances and the operations of pharmacies and laboratories, until Buyer is able to obtain such licenses and registrations for itself; provided, however, that Buyer acknowledges that Seller is ceasing operations of the Hospital prior to Closing and therefore Seller makes no representation that Buyer will be permitted by applicable Law and the requirements of Governmental Entities to use such licenses and registrations. In the event that Seller is so authorized to permit Buyer to use the referenced licenses and registrations, Seller shall execute and deliver to Buyer at or prior to the Closing a limited power of attorney substantially in the form of Exhibit D hereto, which shall include an indemnity of Seller and its Affiliates, employees, and officers for any claims, causes of action, liabilities, damages, and related costs and attorneys’ fees incurred by or asserted against Seller, its Affiliates, employees or offices arising from Buyer’s use of such licenses and registration.
11.11 Supplemental Reporting Endorsement. HMMC, at its sole cost and expense, will obtain a supplemental insurance policy providing for extended reporting periods for claims made on or after the Effective Time in respect of events occurring prior to the Effective Time to insure against professional liabilities of HMMC relating to all periods prior to the Effective Time and to have the effect of converting its current professional liability insurance into occurrence coverage. Such “tail end” insurance shall have the term and limits of coverage as reflected in Schedule 11.11. Seller shall deliver to Buyer evidence of such supplemental reporting endorsement at Closing.

11.12 Inspection Matters
(a) Furniture and Equipment. Buyer shall have until the end of business on August 26, 2011 to (i) complete its inspection of the Furniture and Equipment listed on Schedule 1.1C in order to verify that all of the material items of Furniture and Equipment listed on Schedule 1.1C are located at the Hospital and (ii) notify Seller in writing if any material items of Furniture and Equipment listed on Schedule 1.1C are not located at the Hospital (the “Material Missing Items”). If Buyer provides Seller with such notice of Material Missing Items, then Seller and Buyer will reasonably cooperate in good faith to locate the Material Missing Items and, if they fail to do so, Seller shall elect either to replace the Material Missing Items prior to Closing or to make an appropriate reduction to the Final Cash Purchase Price to account for the Material Missing Items. Buyer shall have no rights under this Section 11.12(a) if Buyer fails to deliver to Seller written notice of Material Missing Items by the end of business on August 26, 2011.
(b) Survey.
(i) MedCath Real Property. Buyer shall have until the end of business on September 2, 2011 to object to the MedCath Survey Items (as defined below) which constitute a Material Adverse Effect determined solely with respect to the portions of the Real Property owned by MedCath Incorporated (the “MedCath Real Property”) and to notify Seller in writing of any such objections (the “MedCath Property Objections”). If Buyer provides Seller with such notice of MedCath Property Objections, then Seller and Buyer will reasonably cooperate in good faith to resolve such MedCath Property Objections. If Buyer and Seller are unable to agree on the resolution of such MedCath Property Objections, which agreement shall not be unreasonably withheld or delayed, on or before the Closing Date, and if the MedCath Property Objections constitute a Material Adverse Effect determined solely with respect to the MedCath Real Property, then Buyer may elect to not purchase the MedCath Real Property, the MedCath Real Property shall be deemed an Excluded Asset for purposes of this Agreement and the Final Cash Purchase Price shall be reduced by $1,000,000; provided, however, Buyer shall be obligated to purchase the MedCath Real Property if Buyer and Seller agree to resolve such MedCath Property Objections by the Closing Date, which agreement shall not be unreasonably withheld or delayed. Buyer shall have no rights under this Section 11.12(b)(i) if (i) Buyer fails to deliver to Seller written notice of the MedCath Property Objections by the end of business on September 2, 2011 or (ii) Buyer fails to notify Seller in writing of its election not to purchase the MedCath Real Property by the end of business on September 5, 2011. For purposes of this Section 11.12(b)(i), “MedCath Survey Items” means those surveyor notes and encroachments and dirt roads on the MedCath Real Property set forth on the draft Survey and any other material encroachments set forth on the final Survey.

(ii) HMMC Real Property. Buyer shall have until the end of business on September 2, 2011 to object to the HMMC Survey Items (as defined below) that are material to the portions of the Real Property owned by HMMC (the “HMMC Real Property”) and to notify Seller in writing of any such objections (the “HMMC Property Objections”). If Buyer provides Seller with such notice of HMMC Property Objections, then Seller and Buyer will reasonably cooperate in good faith to resolve such HMMC Property Objections. If Buyer and Seller are unable to agree on the resolution of such HMMC Property Objections, which agreement shall not be unreasonably withheld or delayed, on or before the Closing Date, and the reasonable costs and expenses to correct such HMMC Property Objections are reasonably estimated to be $5,000,000 or less, then (i) Buyer shall have the obligation to close the transaction contemplated by this Agreement despite the HMMC Property Objections, (ii) Buyer shall have the right to correct such HMMC Property Objections within 12 months following the Effective Time, provided such corrections must be approved by Seller, which approval shall not be unreasonably withheld or delayed, and (iii) Seller shall be obligated to indemnify Buyer for up to $5,000,000 of the reasonable costs and expenses incurred by Seller to correct such HMMC Property Objections. If Buyer and Seller are unable to agree on the resolution of such HMMC Property Objections, which agreement shall not be unreasonably withheld or delayed, on or before the Closing Date, and the reasonable costs and expenses to correct such HMMC Property Objections are reasonably estimated to be more than $5,000,000, then Buyer shall have the right to terminate this Agreement by providing written notice of termination to Seller no later than the end of business on September 5, 2011; provided, however, this Agreement shall not so terminate if Buyer and Seller agree to resolve such HMMC Property Objections by the Drop Dead Date, which agreement shall not be unreasonably withheld or delayed. Buyer shall have no rights under this Section 11.12(b)(ii) if (i) Buyer fails to deliver to Seller written notice of the HMMC Property Objections by the end of business on September 2, 2011, (ii) Buyer elects to correct the HMMC Property Objections and fails to correct the HMMC Property Objections within 12 months following the Effective Time (if the reasonable costs and expenses to correct the HMMC Property Objections are reasonably estimated to be $5,000,000 or less), or (iii) Buyer fails to provide Seller with written notice of termination by the end of business on September 5, 2011 (if the reasonable costs and expenses to correct the HMMC Property Objections are reasonably estimated to be more than $5,000,000). For purposes of this Section 11.12(b)(ii), “HMMC Survey Items” means those encroachments on the HMMC Real Property set forth on the draft Survey and any other material encroachments set forth on the final Survey.
(c) Phase 1 Report. Buyer shall have until the end of business on August 30, 2011 to object to any material items disclosed in the Phase 1 Environmental Report for the Real Property (the “Material Environmental Matters”) and to notify Seller in writing of any such Material Environmental Matters. If Buyer provides Seller with such notice of Material Environmental Matters, then Seller and Buyer will reasonably cooperate in good faith to resolve such Material Environmental Matters. If Buyer and Seller are unable to agree on the resolution of such Material Environmental Matters, which agreement shall not be unreasonably withheld or delayed, on or before the Closing Date, then (i) Buyer shall have the obligation to close the transaction contemplated by this Agreement despite the Material Environmental Matters, (ii) Buyer shall have the right to correct such Material Environmental Matters within 12 months following the Effective Time, provided such corrections must be approved by Seller, which approval shall not be unreasonably withheld or delayed, and (iii) Seller shall be obligated to indemnify Buyer for up to $5,000,000 of the reasonable costs and expenses incurred by Seller to correct such Material Environmental Matters. Buyer shall have no rights under this Section 11.12(c) if (i) Buyer fails to deliver to Seller written notice of the Material Environmental Matters by the end of business on August 30, 2011 or (ii) Buyer elects to correct the Material Environmental Matters and fails to correct the Material Environmental Matters within 12 months following the Effective Time.

ARTICLE 12
REMEDIES; LIMITATION ON DAMAGES
12.1 No Survival Period. The representations and warranties contained in Articles 4 and 5 (except Section 5.10(g) and (h) which shall survive the Closing) of this Agreement shall survive only until the Closing and not thereafter (the “Survival Period”). The parties intend to shorten the statute of limitations and agree that no claims or causes of action may be brought against Buyer or Seller at any time based upon, directly or indirectly, any of the representations, warranties or covenants contained in this Agreement or any termination of this Agreement; provided however, for the avoidance of doubt, this Section 12.1 shall not affect any rights to bring claims after the Survival Period permitted under the terms of Section 12.2.
12.2 Right to Seek Damages: Limitation on Damages.
(a) Subject to the limitations set forth in this Article 12, nothing in this Agreement shall limit the right of either party to seek to recover damages from the other party hereto if, but only if, any of the following events occur:
(i) As expressly permitted under the terms of Section 11.2(b) and 11.2(c),
(ii) The other party’s failure to fulfill its obligations under any covenant or other agreement set forth in this Agreement which by its terms is intended to be performed after Closing,
(iii) In the case of Buyer, Seller’s failure to pay or satisfy Excluded Liabilities or Excluded Assets, and in the case of Seller, Buyer’s failure to pay or satisfy Assumed Liabilities or Purchased Assets; or
(iv) In the case of Buyer, Seller’s (1) breach of Section 5.10(g) and (h), (2) failure to satisfy its indemnity obligations set forth in Article 13 herein with respect to the Development Agreement Documents, or (3) failure to satisfy its indemnity obligations set forth in Section 11.12(b) or (c).
(b) NOTWITHSTANDING ANYTHING TO THE CONTRARY ELSEWHERE IN THIS AGREEMENT, NO PARTY TO THIS AGREEMENT (OR ANY OF ITS AFFILIATES) SHALL, IN ANY EVENT, BE LIABLE TO ANY OTHER PARTY (OR ANY OF ITS AFFILIATES) FOR SPECIAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, COSTS, EXPENSES, CHARGES OR CLAIMS.

12.3 Specific Performance. Notwithstanding the right of each party to terminate this Agreement pursuant to Section 11.2(a), in the event of a breach by either party of its obligation to consummate the transactions contemplated by this Agreement or a breach by either party of a covenant prior to or following the Closing, the non-breaching party shall be entitled to specific performance to force the breaching party to consummate the transactions contemplated by this Agreement or to enforce the covenant, such relief to be without the necessity of posting a bond, cash or otherwise (unless required by applicable Law).
ARTICLE 13
DEVELOPMENT AGREEMENT DOCUMENTS INDEMNITY
13.1 Indemnification by Seller. In the event (a) and (b) herein have not been satisfied by Seller on or before the Effective Time, from and after the Effective Time and until the time Seller (a) obtains and delivers to Buyer, at Seller’s sole cost and expense, a recordable termination instrument executed by each of the Development Agreement Parties confirming the termination of the Development Agreement Documents with respect to the Real Property, which termination Seller may seek to obtain at any time, and the foregoing termination is duly recorded in the official records of Mohave County, Arizona, and (b) Escrow Agent issues, at Seller’s sole cost, an endorsement to the Title Policy eliminating the exception or reference to the Development Agreement Documents and matters arising therefrom, Seller shall indemnify, defend (with counsel reasonably acceptable to Buyer) and hold harmless the Real Property and Buyer, its subsidiaries and Affiliates, and its and their respective officers, directors, managers, members, partners, shareholders, principals, attorneys, agents employees or other representatives (collectively, “Buyer Indemnified Parties”) for, from and against any and all losses, liabilities, damages, penalties, fees, Taxes, and costs and expenses (including reasonable attorneys’ and accountants’ fees, court costs and costs of appeal, settlement costs, and any reasonable other expenses for investigating or defending any action or threatened action) actually incurred or threatened to be incurred by the Real Property and/or a Buyer Indemnified Party as a result of, with respect to, or arising out of or relating to a breach or alleged breach by Seller under the Development Agreement Documents, or the imposition of any obligation under the Development Agreement Documents first arising before the Effective Time.
13.2 Notice and Control of Litigation.
(a) If any claim or liability is asserted in writing against the Real Property or a Buyer Indemnified Party which would give rise to a claim under this Article 13, the Buyer Indemnified Party shall notify Seller in writing of the same within thirty (30) days of receipt of such written assertion of a claim or liability; provided, however, that the failure to provide such notice as so indicated shall not affect Seller’s obligation to indemnify and Seller shall have no remedy by reason of such failure except to the extent of any actual prejudice resulting from such delay. Seller shall have the right to defend any such claim, select the counsel and control the defense (subject to Buyer’s reasonable approval of counsel), settlement and prosecution of any litigation; provided, however, that such claim shall not be compromised or settled without the consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, unless such compromise or settlement only involves the payment of money damages for which Seller agrees to pay, in which case the consent of Buyer shall not be required. If Seller, within ten (10) business days after notice of such claim, fails to continuously and diligently in all material respects defend such claim, the Buyer Indemnified Party will (upon further notice to the Seller) have the right to undertake the defense, compromise or settlement of such claim on behalf of, for the account and risk of, and at the expense of Seller; provided, however, that such claim shall not be compromised or settled without the written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

(b) The Buyer Indemnified Party and Seller shall cooperate in all commercially reasonable respects with one another in the investigation, trial and defense of any lawsuit or action that may be subject to this Article 13 and any appeal arising therefrom; provided, however, that the Buyer Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers. Seller shall furnish to Buyer in reasonable detail such information as Seller may have with respect to the Development Agreement Documents, including all records and materials that are reasonably required in the defense of such claim and any notices, pleadings or other documents and instruments received by Seller in connection therewith.
ARTICLE 14
GENERAL
14.1 Consents, Approvals and Discretion. Except as herein expressly provided to the contrary, whenever this Agreement requires any consent or approval to be given by either party or either party must or may exercise discretion, the parties agree that such consent or approval shall not be unreasonably withheld, conditioned or delayed and such discretion shall be reasonably exercised.
14.2 Legal Fees and Costs. In the event either party elects to incur legal expenses to enforce or interpret any provision of this Agreement by judicial or arbitral means, the prevailing party will be entitled to recover such legal expenses, including attorney’s fees, costs and necessary disbursements, in addition to any other relief to which such party shall be entitled.
14.3 Dispute Resolution; Choice of Law. In the event there occurs a dispute between Seller, on the one hand, and Buyer, on the other hand, regarding the interpretation of, or otherwise arising out of, this Agreement (a “Dispute”), the parties shall follow the procedures set forth below:
(a) A party which in good faith believes that a Dispute exists shall provide written notice to the other parties to this Agreement, with such notice setting forth the details of the Dispute (the “Dispute Notice”);

(b) During the 30-day period following receipt of the Dispute Notice, one or more senior management representatives from each of Seller, on the one hand, and Buyer, on the other hand, shall use their commercially reasonable efforts to meet and confer in order to attempt to resolve the Dispute;
(c) If the parties are unable to resolve the Dispute during such 30-day period, either Seller or Buyer may notify the other party in writing to this Agreement (the “Mediation Notice”) of their desire to submit the Dispute to non-binding mediation under the Commercial Mediation Procedures of the American Arbitration Association (the “Mediation Procedures”). Seller, on the one hand, and Buyer, on the other hand, will jointly appoint a mutually acceptable mediator; provided, that if Seller and Buyer are unable to agree upon the identity of such a mediator, the mediator shall be determined in accordance with the Mediation Procedures. The mediation shall be conducted in Phoenix, Arizona within 60-days of the Mediation Notice. The costs of such mediation, including the mediator’s fees and expenses, shall be borne equally by Seller, on the one hand, and Buyer, on the other hand.
(d) No party hereto shall be entitled to file a lawsuit against the other party hereto (with the exception of claims for equitable relief) unless and until (i) all of the procedures described above in Section 14.3 have been followed, and (ii) the non-binding mediation described in Section 14.3(c) has concluded.
(e) The parties agree that this Agreement shall be governed by and construed in accordance with the Laws of the State of Arizona without giving effect to any choice or conflict of law provision or rule thereof. Venue shall be in any court of competent jurisdiction in the State of Arizona.
14.4 Benefit; Assignment. Subject to provisions herein to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and assigns. No party may assign this Agreement without the prior written consent of the other party; provided, however, that either party may assign its interest (or a portion thereof) in this Agreement to an Affiliate, but, in such event, the assigning party shall be required to remain obligated hereunder in the same manner as if such assignment had not been effected.
14.5 No Brokerage. Buyer and Seller represent to each other that no broker has in any way been contracted in connection with the transactions contemplated hereby other than Seller’s or a Seller Affiliate’s engagement of Navigant Capital Advisors, LLC and Buyer’s engagement of Hutchinson Shockey Erley & Co., the fees and expenses of which shall be borne solely by Seller or a Seller Affiliate or Buyer as applicable. Each of Buyer and Seller agrees to indemnify the other party from and against all loss, cost, damage or expense arising out of claims for fees or commissions of brokers employed or alleged to have been employed by such indemnifying party.

14.6 Cost of Transaction. Whether or not the transactions contemplated hereby shall be consummated and except as otherwise provided herein, the parties agree as follows:
(a) Except as provided otherwise elsewhere herein, Buyer will pay the fees, expenses and disbursements of Buyer and its agents, representatives, accountants, and counsel incurred in connection with the subject matter hereof and any amendments hereto. In addition, Buyer shall pay (i) the premium costs related to the standard owner’s Title Policy, the additional premium costs associated with the issuance of an extended owner’s Title Policy (including all endorsements), the cost of the Survey, the fees for title searches and all state and local recording fees, and (ii) one-half of any escrow fees of the Escrow Agent, one-half of title related fees relating to the Real Property and one-half of all state and local transfer, sales and similar Taxes (excluding, for the avoidance of doubt, any Taxes measured by income or gain of Seller) which may arise upon the consummation of the transactions contemplated herein; and
(b) Except as provided otherwise elsewhere herein, Seller shall pay the fees, expenses and disbursements of Seller and its agents, representatives, accountants, and counsel incurred in connection with the subject matter hereof and any amendments hereto. In addition, Seller shall pay one-half of any escrow fees of the Escrow Agent, one-half of title related fees, excluding fees for title searches, relating to the Real Property and one-half of all state and local transfer, sales and similar Taxes which may arise upon the consummation of the transactions contemplated herein. Additionally, if the transaction contemplated by this Agreement does not close by the Drop Dead Date due solely to the matters listed in item 6 of Schedule 5.15, then Seller shall promptly reimburse Buyer for its reasonable expenses incurred in connection with the transaction contemplated by this Agreement up to a total of $300,000.
14.7 Confidentiality. The Confidentiality Agreement dated as of May 13, 2011, as amended (the “Confidentiality Agreement”), between Buyer and MedCath Corporation shall remain in full force and effect until the Effective Time, and, if this Agreement is terminated, thereafter. It is understood by the parties hereto that the information, documents and instruments delivered to Seller by Buyer or the agents of Buyer and the information, documents and instruments delivered to Buyer by Seller or Seller’s agents are of a confidential and proprietary nature. Each of the parties hereto agrees that prior to the Effective Time such party will maintain the confidentiality of all such confidential information, documents or instruments delivered to it by the other party hereto or its agents in connection with the negotiation of this Agreement or in compliance with the terms, conditions and covenants hereof and only disclose such information, documents and instruments to its duly authorized officers, directors, representatives and agents unless compelled to disclose by judicial or administrative process (including, without limitation, in connection with obtaining the necessary Approvals of this Agreement and the transactions contemplated hereby) or by other requirements of Law or disclosed in an action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder; provided, however, that the parties hereto shall not disclose any confidential information not required to be disclosed as part of such permitted disclosure. Each of the parties hereto further agrees that if the transactions contemplated hereby are not consummated, it will return all such documents and instruments and all copies thereof in its possession to the other party to this Agreement. Each of the parties hereto recognizes that any breach of this Section 14.7 would result in irreparable harm to the other party to this Agreement and its Affiliates and that therefore the non-breaching party shall be entitled to an injunction to prohibit any such breach or anticipated breach, without the necessity of posting a bond, cash or otherwise, in addition to all of their other legal and equitable remedies. Nothing in this Section 14.7, however, shall prohibit the use of such confidential information, documents or information for the purpose of securing financing to either party to effect the purchase and sale of assets hereunder or such governmental filings as in the applicable party’s opinion of counsel are (i) required by Law, or (ii) otherwise appropriate. Also, this Section 14.7 shall not prohibit the disclosure by either party of any information, instruments or documents that are required to be filed with Governmental Entities by or under applicable securities related Laws. Notwithstanding the foregoing, the parties hereto may discuss the transaction contemplated by this Agreement with third-parties after the Effective Date provided such discussions are consistent with the press releases and other public announcements regarding such transaction that are made in accordance with Section 14.8.

14.8 Press Release. Except as required by Law, at all times before the Effective Time, neither Buyer nor Seller will issue any report, statement or release to the public with respect to this Agreement and the transactions contemplated hereby without the prior written approval of the other party hereto of the text of any such public report, statement or release. Buyer acknowledges that MedCath Corporation will file, one or more Forms 8-K with the Securities and Exchange Commission in connection with the transactions contemplated by this Agreement and issue a press release announcing the execution of this Agreement. Seller and MedCath Corporation shall provide press releases to Buyer for review and comment before filing or release.
14.9 Waiver of Breach. The waiver by either party of breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or other provision hereof.
14.10 Notice. Any notice, demand or communication required, permitted, or desired to be given hereunder shall be deemed effectively given when personally delivered, when received by telegraphic or other electronic means (including facsimile transmission) or overnight courier, or five (5) days after being deposited in the United States mail, with postage prepaid thereon, certified or registered mail, return receipt requested, addressed as follows:

If to Buyer:	Kingman Regional Medical Center 3269 Stockton Hill Road Kingman, AZ 86409 Attention: Brian Turney Facsimile: (928) 757-0604

with copies to:	Squire, Sanders & Dempsey 41 South High Street, Suite 2000 Columbus, Ohio 43215 Attention: David Grauer Facsimile: (614) 365-2499

If to Seller:	c/o MedCath Corporation 10720 Sikes Place, Suite 300 Charlotte, North Carolina 28277 Attention: Chief Financial Officer Facsimile: (704) 708-5035

with a copy to:	Moore and Van Allen PLLC 100 North Tryon Street, Suite 4700 Charlotte, North Carolina 28202 Attention: Hal A. Levinson, Esq. Facsimile: (704) 331-1159

If to Escrow Agent	First American Title Insurance Company 2425 East Camelback Road, Suite 300 Phoenix, Arizona 85016 Attn: Ms. Carol Peterson Telephone No.: (602) 567-8109 Fax No.: (602) 567-8101
or to such other address, and to the attention of such other Person or officer as any party may designate.
14.11 Severability. In the event any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason and in any respect, and if the rights of Buyer and Seller under this Agreement will not be materially or adversely affected thereby, (i) such provision will be fully severable; (ii) this Agreement will be construed and enforced as if the illegal, invalid or unenforceable provision had never compromised a part hereof; (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from; and (iv) in lieu of the illegal, invalid or unenforceable provision, there will be added automatically as a part of this agreement a legal, valid and enforceable provision as similar in terms to the illegal, invalid or unenforceable provision as may be possible.
14.12 No Inferences. Inasmuch as this Agreement is the result of negotiations between sophisticated parties of equal bargaining power represented by counsel, no inference in favor of, or against, either party shall be drawn from the fact that any portion of this Agreement has been drafted by or on behalf of such party.
14.13 Divisions and Headings of this Agreement. The divisions of this Agreement into articles, sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.
14.14 No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of Seller and Buyer and their respective permitted successors or assigns, and it is not the intention of the parties to confer, and this Agreement shall not confer, third-party beneficiary rights upon any other Person.

14.15 Tax and Medicare Advice and Reliance. Except as expressly provided in this Agreement, none of the parties (nor any of the parties’ respective counsel, accountants or other representatives) has made or is making any representations to any other party (or to any other party’s counsel, accountants or other representatives) concerning the consequences of the transactions contemplated hereby under applicable Tax related Laws or under the Laws governing the Medicare program. Each party has relied solely upon the Tax and Medicare advice of its own employees or of representatives engaged by such party and not on any such advice provided by any other party hereto; provided, that nothing in the foregoing is intended to limit the applicability of either party’s representations and warranties to the other party made in this Agreement.
14.16 Entire Agreement; Amendment. This Agreement supersedes all previous Contracts (other than the Confidentiality Agreement) and constitutes the entire agreement of whatsoever kind or nature existing between or among the parties representing the within subject matter and no party shall be entitled to benefits other than those specified herein. As between or among the parties, no oral statement or prior written material not specifically incorporated herein shall be of any force and effect. The parties specifically acknowledge that in entering into and executing this Agreement, the parties rely solely upon the representations and agreements contained in this Agreement and no others. All prior representations or agreements, whether written or verbal, not expressly incorporated herein are superseded and no changes in or additions to this Agreement shall be recognized unless and until made in writing and signed by all parties hereto. Any amendment or modification to this Agreement shall require the execution by both parties hereto.
14.17 Knowledge. Whenever any statement herein or in any schedule, exhibit, certificate or other documents delivered to any party pursuant to this Agreement is made “to its knowledge” or words of similar intent or effect of any party or its representative, such person shall make such statement only if such facts and other information which, as of the date the representation is given, are actually known to the party making such statement, which, with respect to Buyer means the actual knowledge of Brian Turney, Larry Lewis and Tim Blanchard, and with respect to Seller means the actual knowledge of Edwin O. French, J. Arthur Parker, Joan McCanless, and Terry Odom.
14.18 Multiple Counterparts. This Agreement may be executed in two or more counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument. The facsimile signature of any party to this Agreement or any Contract delivered in connection with the consummation of the transactions described herein or a PDF copy of the signature of any party to this Agreement or any Contract delivered in connection with the consummation of the transactions described herein delivered by electronic mail for purposes of execution or otherwise, is to be considered to have the same binding effect as the delivery of an original signature on an original Contract.

14.19 Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 5 HEREOF, THE PURCHASED ASSETS TRANSFERRED TO BUYER WILL BE CONVEYED BY SELLER AND ACCEPTED BY BUYER IN THEIR PHYSICAL CONDITION AS OF THE EFFECTIVE TIME, “AS IS, WHERE IS AND WITH ALL FAULTS, DEFECTS, IMPERFECTIONS, LIABILITIES AND NONCOMPLIANCE WITH LAWS,” WITH NO WARRANTY OF HABITABILITY OR FITNESS FOR HABITATION, WITH RESPECT TO THE REAL PROPERTY, AND WITH NO WARRANTIES, INCLUDING, THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY PERSONAL PROPERTY WHICH IS AMONG THE PURCHASED ASSETS, ANY AND ALL OF WHICH WARRANTIES (BOTH EXPRESS AND IMPLIED) SELLER HEREBY DISCLAIMS.
14.20 Schedules. From and after the date of this Agreement until the Closing Date, the Seller shall update, amend or modify the Schedules relating to the representations and warranties in Article 5 to reflect any facts, circumstance or events first arising or, in the case or representations given to the knowledge of Seller, first becoming known to Seller during such period, by providing Buyer with written notice setting forth the proposed update, amendment or modification and specifying the Schedule or Schedules affected thereby; provided, however, that if any such Schedules are updated, amended or modified in a manner that discloses any matter or circumstance that have or could reasonably be likely to have, either individually or in the aggregate with all prior updates, amendments or modifications made to the Schedules pursuant to this Section 14.20, a Material Adverse Effect, Buyer may terminate this Agreement in its entirety by written notice to Seller without penalty pursuant to Section 11.2; and provided, further, that if such new disclosures do not constitute a Material Adverse Effect, then Buyer shall be obligated to complete the transactions contemplated by this Agreement. From and after the date of this Agreement until the Closing Date, either party shall have the right to update any Schedules unrelated to the representations and warranties in Articles 4 and 5, as the case may be, only upon the prior written consent of the other Party. In furtherance and not in limitation of the foregoing, Buyer and Seller further covenant and agree that Schedule 2.1(c) may be amended after the date hereof, but prior to Closing, to add additional Contracts which the parties may hereinafter agree should be Assumed Contracts, provided that (a) Buyer provides written notice to Seller of its desire for such Contract to be an Assumed Contract and (b) the third party vendor to such Contract, as applicable, consents to such assignment and/or agrees to waive any previous notice of termination provided to it by Seller as a result of Buyer’s initial determination as of the date hereof that it will not assume such Contract.
14.21 Joint and Several Liability. For purposes of this Agreement, the default or breach of any party or parties comprising Seller shall constitute a default by Seller hereunder, and Buyer shall be entitled to exercise those rights and remedies set forth above against all parties comprising Seller, which rights shall include, but not be limited to, Buyer’s right to terminate this Agreement as to all portions of the Real Property (Buyer and each party comprising Seller hereby agreeing that Buyer shall have no obligation to purchase less than all of the Real Property). Each party comprising Seller shall be jointly and severally liable to Buyer for any breach or failure of any other party comprising the Seller to comply with the terms of this Agreement.

14.22 Guarantee of Seller’s Obligations. MedCath Corporation, as principal obligor and not merely as a surety, hereby unconditionally guarantees full, punctual and complete performance by each Seller of Seller’s obligations under this Agreement and each of the Closing documents subject to the terms hereof and thereof and so undertakes to Buyer that, if and whenever Seller is in default, MedCath Corporation will on demand duly and promptly perform or procure the performance of Seller’s obligations. The foregoing guarantee is a continuing guarantee and will remain in full force and effect until the obligations of each Seller under this Agreement have been duly performed or discharged and will continue to be effective or will be reinstated if any sum paid to Buyer must be restored by Buyer upon the bankruptcy, liquidation or reorganization of Seller. MedCath Corporation’s obligations under this Section 14.22 shall not be affected or discharged in any way by any action or proceeding with respect to Seller under any federal or state bankruptcy, insolvency or debtor relief laws. Without limiting any of the foregoing, MedCath Corporation hereby joins in to this Agreement and agrees to abide by the Seller non-compete contained in Section 11.7.
14.23 Right to Take Limited Liability Company and Corporate Action. Notwithstanding anything in this Agreement, including but not limited to Article 12 and this Section 14.23, to the contrary, nothing shall prevent or limit, and Buyer shall not take actions to prevent or limit, (a) Seller at any time after the Effective Time from being dissolved or liquidated, making payments to its creditors or distributions to its members, otherwise terminating its existence and/or taking any other limited liability company act, in each case, as permitted by the Arizona Limited Liability Company Act, or (b) MedCath Corporation and its Affiliates from engaging in or agreeing to a Change in Control Transaction or making payments to its creditors or distributions to its stockholders at any time or from being dissolved or liquidated, and/or otherwise terminating its existence, in each case, as permitted by the General Corporation Law of Delaware. Any action or proceeding initiated or commenced by Buyer against Seller or MedCath Corporation or their Affiliates asserting a right set forth in this Agreement shall not be deemed to be an action to prevent or limit Seller or MedCath Corporation from being dissolved or liquidated.
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[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed in multiple originals by their authorized officers, all as of the date and year first above written.

BUYER:	KINGMAN HOSPITAL, INC., an Arizona corporation, dba KINGMAN REGIONAL MEDICAL CENTER
	By:	/s/ Brian Turney
		Name:	Brian Turney
		Title:	President/CEO

SELLER:	HUALAPAI MOUNTAIN MEDICAL CENTER, LLC
	By:	Hualapai Mountain Medical Center
Management, LLC, its manager

By:	/s/ O. Edwin French
	Name:	O. Edwin French
	Title:	Manager

MEDCATH INCORPORATED, a North Carolina corporation
By:	/s/ O. Edwin French
	Name:	O. Edwin French
	Title:	President/CEO

GUARANTOR:

MEDCATH CORPORATION a Delaware corporation

By:	/s/ O. Edwin French
	Name:	O. Edwin French
	Title:	President/CEO